Exhibit 10.2

MEMBERSHIP INTEREST EXCHANGE AGREEMENT

dated as of May 14, 2021

by and among

MUSCLE MAKER, INC., AS TRANSFEREE

and

THIENSON NGUYEN,

DENNIS BOK,

WILLIAM BOK, and

GLADYS LONGWA, AS THE TRANSFERORS

i

(continued)

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EXHIBITS

Exhibit A	Form of Instrument of Transfer
Exhibit B	Form of Employment Agreement
Exhibit C	Financial Statements
Exhibit D	Pro Rata Share Calculations – Section 7.4(b)

MEMBERSHIP INTEREST EXCHANGE AGREEMENT

THIS Membership Interest Exchange Agreement (this “Agreement”), dated as of May 14, 2021, by and among (a) Muscle Maker, Inc., a Nevada corporation (“Transferee”), and (b) Thienson Nguyen (“TNguyen”), Dennis Bok (“DBok”), William Bok (“WBok”), and Gladys Longwa (“GLongwa”) (collectively, the “Transferors”). Each of the Transferors and Transferee may be referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE I.

RECITALS

A. The Transferors own beneficially and of record all of the issued and outstanding membership interests (the “Interests”) of Poke Co Holdings LLC, GLL Enterprises, LLC, and TNB Holdings II, LLC, each a Connecticut limited liability company (individually, the “Company” and collectively, the “Companies”).

B. The Transferors desire to convey to Transferee, and Transferee desires to acquire from the Transferors, all of the Interests of each of the Companies, in exchange for shares of voting common stock, $0.0001 par value per share, of Transferee (the “Common Stock”), upon the terms and subject to the conditions hereinafter set forth.

C. The Parties intend that the exchange of the Interests for shares of Common Stock shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS AND INTERPRETATION

Section 1.1 Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Accounting Principles” means GAAP, utilizing the accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) applied to the Companies for purposes of calculating the Net Working Capital.

“Action” means any action, suit or proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person, including, in the case of Transferee from and after the Closing, the Companies. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. For purposes of clarification, when referring to the Companies, “Affiliates” shall mean PKM Stamford, LLC, a Connecticut limited liability company, Poke Co., LLC, a Connecticut limited liability company, TNB Holdings, LLC, a Connecticut limited liability company, and LB Holdings, LLC, a Connecticut limited liability company.

“Ancillary Agreements” means any other agreements, documents, certificates or other instruments executed and delivered by the Parties in connection with the consummation of the transactions contemplated hereby pursuant to this Agreement.

“Applicable Law” means, with respect to any Person, any law, rule, regulation or Order enacted, promulgated or issued by a Governmental Authority that is binding upon or applicable to such Person.

“Available Employees” means Dennis Bok and Thienson Nguyen.

“Business” means the ownership and operation, and the grant of franchises for the ownership and operation, of quick service restaurants primarily serving poké bowls.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are authorized or required by Applicable Law to be closed.

“Code” means the United States Internal Revenue Code, as amended.

“Company Employee” means the current employees of the Companies.

“Confidential Information” means all trade secrets and other confidential or proprietary information of or relating to the Companies.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of June 23, 2020 between Lisiten Associates (acting as agent for Transferors) and Transferee.

“Consent” means a consent, approval or authorization of, a filing or registration with, or a notification to, a Person.

“Contract” means any legally binding contract, agreement, lease, license, indenture, note, bond, loan, understanding or arrangement, whether written or oral, other than any Employee Benefit Plan or License.

“Customer Information” means all information and data: (i) supplied by or on behalf of a customer or a candidate to the Companies or their respective Affiliates for processing, storing or use, (ii) all information and data collected, stored or processed by the Companies or their respective Affiliates during the course of offering or providing services to a prospective customer or customer, including all personally identifiable information of candidates and (iii) all information and data created or derived by the Companies or their respective Affiliates from such information or data or otherwise in connection with services provided to or performed for a customer.

“Development Agent Agreement” means an agreement under which the Franchisor grants to a Person the right to act as its development agent for recruiting new franchisees in a designated territory for a defined period of time upon payment of a fee.

“Employee Plan” means (1) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), (2) each equity purchase, option, restricted equity, profit sharing or similar equity-based plan and (3) each bonus, incentive compensation, deferred compensation, termination, severance, change in control, medical, dental, vision, disability, fringe benefit (whether taxable or nontaxable), vacation or other paid-time-off, employment agreement, or other material employee benefit plan, program, policy, agreement or arrangement, whether written or oral, funded or unfunded, in each case that is sponsored, maintained or contributed to by any Company, or with respect to which any Company has any material liability, other than any such plan, program, policy, agreement or arrangement that (i) is required by Applicable Law or sponsored, in whole or in part, by any Governmental Authority, or (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

“Enforceability Exceptions” means (1) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar laws relating to or affecting creditors’ rights generally or (2) any general principles of equity.

“Environmental Law” means any Applicable Law having as its principal purpose (1) the protection of the environment, (2) human health and safety or (3) the storage, disposal, release or threatened release of any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Company, any other Person that is a member of its controlled group for purposes of Section 4001(a)(14) of ERISA or that is treated as a single employer for purposes of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Franchise” means any grant under a Franchise Agreement of the right to engage in or carry on a business, or to sell or offer to sell any product or service, under or in association with any trademark owned or licensed to the Franchisor, which constitutes a “franchise” as that term is defined (a) in the U.S., under (i) the FTC Franchise Rule, regardless of the jurisdiction in which the franchised business is located or operates in the U.S., or (ii) the Applicable Law, if any, applicable in the jurisdiction or jurisdictions in which the franchised business is located or operates, or the Franchisee is located, or (b) under any law of a foreign country or jurisdiction.

“Franchise Agreement” means any agreement to which the Franchisor is a party, or by which the Companies or their properties are bound, that grants or purports to grant a Franchise or license to develop and operate a Pokémoto® branded franchised location within an identified geographic area including all amendments and addenda thereto and all other ancillary documents, instruments, and agreements in respect thereof.

“Franchise System” means the franchise system that the Franchisor and its Affiliates have developed and operate (or permit other Persons to operate) under the Pokémoto® trade name and otherwise using the Franchisor’s Intellectual Property Rights.

“Franchisee” means a Person who, as of the date hereof, is a party to a Franchise Agreement.

“Franchisor” means Poke Co Holdings, LLC, a Connecticut limited liability company.

“Fraud” means actual fraud (not imputed or constructive fraud) with respect to a breach of any representation or warranty in this Agreement.

“Fundamental Representations” means (1) with respect to the Transferors and the Companies, the representations and warranties of the Transferors contained in Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.3(a) (clause (i) only), (Non-contravention) Section 3.4 (Capitalization; Title to Interests; No Subsidiaries); Section 3.15 (Tax Matters), Section 3.22 (Related Party Transactions); Section 3.24 (No Broker); and (2) with respect to Transferee, the representations and warranties of Transferee contained in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3(a) (Non-contravention) and Section 4.6 (Capitalization).

“GAAP” means United States generally accepted accounting principles, consistently applied for the periods covered thereby.

“Governing Documents” means (1) with respect to any corporation, its articles or certificate of incorporation and bylaws, (2) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or governing or organizational documents of similar substance, (3) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or governing or organizational documents of similar substance and (4) with respect to any other entity, its governing or organizational documents of similar substance to any of the foregoing, in the case of each of clauses (1) through (4), as may be in effect from time to time.

“Governmental Authority” means (1) any foreign, federal, state, provincial, local, or other government, (2) any governmental, regulatory or administrative authority, agency, commission, department or division or (3) any court, tribunal or judicial or arbitral body.

“Hazardous Material” means any material, chemical or substance that is regulated under any Environmental Law, including petroleum products and by-products, asbestos-containing materials and polychlorinated biphenyls.

“Immediate Family” means a child, stepchild, grandchild, parent, stepparent, grandparent or current or former spouse, and includes any adoptive relationships.

“Indebtedness” means, without duplication, with respect to any of the Companies (a) all liabilities to pay principal, accrued interest, penalties, fees and premiums (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or other similar instruments, (iii) for the capitalized liability under all capital leases of such Person (determined in accordance with GAAP), (iv) in respect of amounts drawn on letters of credit and bankers’ acceptances and (v) in the nature of guarantees of the liabilities described in clauses (i) through (iv) above of any other Person; (b) any and all change of control, sale or retention bonus or other similar arrangements payable to any employees or service providers of any of the Companies, that become payable by any of the Companies solely as a result of the consummation of the transactions contemplated hereby; (c) bonuses accrued or required to be accrued in accordance with GAAP; (d) the employer portion of payroll or similar Taxes related to any of the above or any compensatory payments described in clauses (b) or (c) above made in connection with the transactions contemplated by this Agreement; (e) unpaid Taxes attributable to a Pre-Closing Period; and (f) the contractually deferred and unpaid purchase price of assets, securities, property or services, including all earn-out payments and similar payments; provided, that, in no event shall Debt include any liabilities related to inter-company debt of the Companies.

“Intellectual Property Rights” means all intellectual property rights of any kind or nature in any jurisdiction, whether registered or unregistered, including (1) all patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, re-examinations, renewals and extensions thereof), (2) all trademarks, service marks, trade dress, trade names, corporate names and Internet domain names, including all common law rights and all goodwill associated therewith or symbolized thereby, and all applications, registrations and renewals in connection therewith, (3) all copyrights and copyrightable works of authorship and (4) all trade secrets.

“Inventory” means all inventory of any kind or nature, whether or not prepaid, and wherever located (including consignment inventory and inventory on order for or in transit to or from any Company), held or owned by any Company, including all raw materials, work in process, semi-finished and finished products, together with all rights of such Company against suppliers of such inventory.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge of the Transferors and the Companies” means the actual knowledge of DBok or TNguyen, or the actual knowledge DBok or TNguyen would have after due inquiry of Lisa Bok. For purposes of clarity, the foregoing shall not impose any obligation on DBok or TNguyen to make any investigation into the matter at issue but merely imputes upon DBok or TNguyen that knowledge which would be gained if DBok or TNguyen had made such reasonable inquiry.

“Liabilities” means liabilities or obligations for the payment of money (whether known or unknown, asserted or unasserted, accrued or unaccrued, or due to or become due).

“License” means any license, permit, consent, approval or other authorization of any Governmental Authority.

“Lien” means any lien, mortgage, pledge, security interest or other encumbrance of any nature whatsoever.

“Material Adverse Effect” means any change or effect that is or would reasonably be expected, individually or in the aggregate, to be materially adverse to the business, assets, financial condition or results of operations of the Companies, taken as a whole; provided, however, that the term “Material Adverse Effect” shall not include any change or effect that is, or that results from, any of the following: (i) changes in general business or economic conditions (including changes in interest rates and the availability of debt financing), and events or conditions generally affecting the industries in which the Companies operate, (ii) changes in Applicable Law or interpretations thereof by any Governmental Authority, (iii) changes in financial, banking, or securities markets (in each case, whether domestic or foreign and including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (vi) pandemics or epidemics (including any effect that results from restrictions imposed by a Governmental Authority prior to the date hereof as a result of or in response to COVID-19, but excluding any other effect such as permanent closure of any Pokémoto® restaurants, whether franchised or owned by the Companies, that results from COVID-19), earthquakes, hurricanes, tornados or other natural disasters, (vii) the announcement or disclosure of this Agreement, the other agreements contemplated hereby or the transactions contemplated hereby or thereby, (viii) the failure a Company to take any action that is prohibited by this Agreement, or (ix) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that, clause (ix) shall not prevent a determination that any change or effect underlying any such change or failure, as applicable, has resulted in a Material Adverse Effect, to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); provided further that Material Adverse Effect shall include any events, effects, changes, circumstances, facts or developments arising out of or attributable to the matters described in clauses (i) through (vi) above to the extent the Companies, taken as a whole, are adversely and disproportionately affected relative to other participants in the industry in which the Companies operate.

“Multi-Unit Operator Agreement” means an agreement between the Franchisor and a Franchisee under which the Franchisee has paid a one-time development fee for the right to open more than one Pokémoto® restaurant within a designated geographical area and within a defined period of time.

“Net Working Capital” means, with respect to the Companies and determined as of the Closing Date in accordance with GAAP, the sum of (i) cash on hand (which amount, for each Company other than Poke Co. Holdings LLC, shall not be less than $10,000), accounts receivable and other amounts owed to any Company (including credit card receivables and accounts payable by third-party delivery vendors), less (ii) outstanding trade payables and accrued payroll expenses of the Companies.

“Order” means any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority.

“Ordinary Course” means the ordinary course of business consistent with past practice of the Person in question.

“Permitted Liens” means (1) Liens for Taxes that are not yet due and payable or are being contested in good faith by appropriate proceedings, as set forth in Section 1.1(a) of the Disclosure Schedules and, in each case, for which adequate reserves have been established in accordance with GAAP; (2) Liens imposed by Applicable Law (such as materialmen’s, mechanic’s, workmen’s, carrier’s and repairmen’s Liens) that arise or are incurred in the Ordinary Course to secure amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings, as set forth in Section 1.1(a) of the Disclosure Schedules and for which adequate reserves have been established for such contested amounts; (3) with respect to the Leased Real Property, in addition to items (1) and (2) above, all zoning, building or other restrictions, entitlements, variances, use restrictions, covenants, rights of way or easements that would be disclosed by an accurate survey of any Leased Real Property, any right, interest, Lien or title of the lessor of any Leased Real Property or other minor irregularities in title, none of which, individually or in the aggregate, interferes with the continued occupancy or use of any Leased Real Property for the purpose for which it is used as of the Closing Date; (4) Liens securing Indebtedness that shall be repaid at or prior to the Closing or that Transferee agrees shall not be required to be repaid at or prior to the Closing; (5) rights of lessors set forth in Leases of the Leased Real Property; (6) Liens incurred in connection with capital lease obligations of the Companies, including the Liens set forth in Section 1.1(a) of the Disclosure Schedules, that shall be repaid at or prior to the Closing; and (7) Liens created by or at the direction of Transferee or any of its Affiliates.

“Person” means any individual, partnership (general or limited), corporation, limited liability company, joint venture, trust, association or other entity or organization, including a Governmental Authority.

“Post-Closing Period” means any taxable period or portion thereof that is not a Pre-Closing Period.

“Pre-Closing Period” means any taxable period or portion thereof ending on or prior to the Closing Date (including the portion of any Straddle Period ending on the Closing Date).

“Recourse Related Party” means, with respect to any Person, such Person’s Affiliates or such Person’s or such Person’s Affiliates’ former, current or future direct or indirect owners, controlling Persons, general or limited partners, shareholders, members, directors, managers, officers, employees, agents, representatives, portfolio companies (as such term is commonly understood in the private equity industry) or affiliated investment funds or any assignees or successors of any of the foregoing.

“Related Party” means, with respect to any Person, any of the following: (1) any director, officer or trustee of such Person; (2) any Affiliate or “associate” (as such term is defined in the rules and regulations promulgated under the Securities Act of 1933, as amended) of such Person; (3) any owner of such Person or any director, officer or trustee of such owner; (4) any Immediate Family member of any of the foregoing Persons; or (5) any trust or other similar entity created or operating for the benefit of any Person referred to in the foregoing clauses (1) through (4).

“Remedial Action” means any action required by any Governmental Authority or Environmental Law to clean up, remove or in any other way address any Hazardous Materials.

“Representatives” means, with respect to any Person, such Person’s Affiliates and such Person’s or any of its Affiliates’ directors, managers, officers, employees, consultants, attorneys, financial advisors, accountants or other authorized agents and representatives acting on behalf of such Person.

“Restricted Period” means the period of three (3) years following the Closing.

“SEC” means the Securities Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Solvent” means, when used with respect to Transferee, that, as of any date of determination, (1) the amount of the “fair saleable value” of the assets of Transferee will, as of such date, exceed (a) the value of all “liabilities” of Transferee, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with federal Applicable Law governing determinations of the insolvency of debtors, and (b) the amount that will be required to pay the probable liabilities of Transferee on their existing debts (including contingent and other liabilities) as such debts become absolute and mature, (2) Transferee will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it intends to engage or proposes to be engaged following the Closing Date, and (3) Transferee will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, Transferee makes no guarantee of future performance or future results in any and all respects. For purposes of this definition, the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” mean that Transferee will be able to generate enough free cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due, as determined in good faith by Transferee making the statement as of such date using only information actually known by Transferee at such time.

“Straddle Period” means any Taxable period beginning on or before, and ending after, the Closing Date.

“Subsidiary” of any Person means, on any date, any Person of which securities or other ownership interests representing more than fifty percent (50%) of the ownership interests or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or more than fifty percent (50%) of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more direct or indirect subsidiaries of such Person.

“Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means any federal, state, local and non-U.S. taxes (including excise taxes, value added taxes, occupancy taxes, employment taxes, unemployment taxes, license, ad valorem taxes, custom duties, escheat and unclaimed property (whether or not treated as a tax under local law), estimated, alternative minimum, transfer taxes and fees), levies, imposts, impositions, assessments and other governmental charges of any nature imposed upon a Person, including all taxes and governmental charges imposed upon any of the personal properties, real properties, tangible or intangible assets, income, receipts, payrolls, employment, unemployment, disability, social security (or similar), transactions, stock transfers, capital stock, net worth or franchises of a Person (including all sales, use, withholding or other taxes which a Person is required to collect or pay over to any government), and all related additions to tax, penalties or interest thereon, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Contest” means any audit, investigation, claim, litigation, assessment, reassessment, dispute, proceeding or controversy relating to Tax Returns or Taxes.

“Tax Returns” means all returns, reports and other documents of every nature (including elections, declarations, claims for refund, disclosures, schedules, estimates and information returns, including any consolidated, affiliated, combined, or unitary returns) filed with or required to be filed with any Taxing Authority, including any schedule or attachment thereto and any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition, administration or collection of any Tax.

“Transfer Tax” means (1) any transfer, documentary, sales, use, value added, recording, conveyance, real property or interest in real property transfer, controlling interest transfer, entity or entity interest transfer, stock transfer, stamp, gains or similar Tax or fees imposed in connection with or payable as a result of the consummation of the transactions contemplated hereby, and (2) any interest, penalty or additional charge imposed by any Taxing Authority with respect to such amounts.

“Transferee Indemnified Parties” means, collectively, Transferee and its Affiliates (without duplication) and their respective owners, directors, officers, successors, executors, and assigns.

“Transferor Indemnified Parties” means, collectively, the Transferors and (without duplication) their respective executors and assigns.

“Willful Breach” means a knowing and intentional material breach that is a consequence of an intentional act or omission knowingly undertaken or omitted by the breaching party with the actual knowledge that such act or omission would cause a breach of this Agreement.

Section 1.2 Cross References. Each of the following capitalized terms is defined in the Section of this Agreement set forth opposite such term below:

Term	Section
Agreement	Preamble
Balance Sheet Date	Section 3.5(a)
Business Intellectual Property	Section 3.14(a)
Claim
Closing	Section 2.1
Closing Date	Section 2.3(a)
Common Stock	Recitals
Company/Companies	Recitals
Company Securities	Section 3.4(b)
Continuing Employee	Section 5.10(b)
Disclosure Schedules	ARTICLE III
Employee PII	Section 3.10(c)
Exchange Consideration	Section 2.2
Financial Statements	Section 3.5(a)
Interests	Recitals
Leased Real Property	Section 3.13
Leases	Section 3.8(a)(i)
Material Contracts	Section 3.8(a)
Opt-out Notifications	Section 3.10(c)
Party(ies)	Preamble
ProRata Share	Section 2.2(a)
Public Reports	Section 2.2
Transferee	Preamble
Released Parties	Section 5.10
Releasing Parties	Section 5.12
Sarbanes-Oxley Act	Section 4.7(b)
Transferor	Preamble
Shares	Section 2.2
Support Obligations	Section 5.3
Top Suppliers	Section 3.21

Section 1.3 Other Definitional and Interpretative Provisions.

(a) Headings. The table of contents, table of defined terms and headings set forth in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Absence of Presumption. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c) Rules of Construction. In this Agreement, except to the extent otherwise provided herein or the context otherwise requires: (i) the definition of terms herein shall apply equally to the singular and the plural; (ii) any pronoun shall include the corresponding masculine, feminine and neuter forms; (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of similar import; (iv) whenever the words “hereby,” “herein,” “hereof,” “hereto,” “hereunder” and words of similar import are used in this Agreement, they shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement; (v) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (vi) the word “or” shall not be exclusive; (vii) the words “will” and “shall” have equal force and effect; (viii) references to any Article, Section, Exhibit or Schedule shall mean such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition; (ix) references to any Applicable Law shall mean such Applicable Law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability; (x) references to any Contract shall mean such Contract as amended, modified or supplemented from time to time in accordance with the terms thereof; (xi) references to any Person include such Person’s successors and permitted assigns; (xii) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively; (xiii) if any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such non-Business Day; (xiv) references to “$” or “dollars” shall mean United States Dollars; and (xv) all Exhibits and Schedules (including the Disclosure Schedules) attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

Article II

EXCHANGE

Section 2.1 Exchange. On the terms and subject to the conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), Transferee shall acquire, accept and take delivery from the Transferors, and the Transferors shall convey, assign, transfer and convey to Transferee, all of the Transferors’ right, title and interest in and to the Interests for each of the Companies, free and clear of all Liens.

Section 2.2 Exchange Consideration. The exchange consideration for the Interests shall be shares of Common Stock valued at $1,250,000 (the “Exchange Consideration”), issuable to each Transferor as follows:

(i) to TNguyen and GLongwa, jointly, shares of Common Stock valued at 32.65% of the Exchange Consideration;

(ii) to DBok, shares of Common Stock valued at 33.68% of the Exchange Consideration; and

(iii) to WBok, shares of Common Stock valued at 33.68% of the Exchange Consideration.

The shares of Common Stock issuable to Transferors on the Closing Date are sometimes hereinafter referred to as the “Shares.” The percentage of Exchange Consideration received by each Seller is sometimes hereinafter referred to as “Pro Rata Share(s).”

Section 2.3 Closing.

(a) The Closing shall take place remotely via the electronic exchange of documents and signature pages simultaneously along with the execution of this Agreement. The date on which the Closing occurs is referred to herein as the “Closing Date.” All documents delivered and actions taken at the Closing shall be deemed to have been delivered or taken simultaneously at the Closing.

(b) At the Closing, the Transferors shall deliver or cause to be delivered to Transferee:

(i) an instrument of transfer in substantially the form attached hereto as Exhibit A evidencing the transfer of the Interests to Transferee, duly executed by the Transferors;

(ii) a certificate of good standing (or comparable certificate) of each of the Companies issued as of a recent date by the Secretary of State of Connecticut;

(iii) a certificate of the non-foreign status of the Transferors substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B);

(iv) the certificate required to be delivered pursuant to Section 6.3(f);

(v) the duly executed Employment Agreements with DBok and TNguyen, in substantially the form attached hereto as Exhibit B, as applicable;

(vi) the written resignations, in a form and substance reasonably acceptable to Transferee of all officers, directors and managers of the Companies from any positions held by them with the Companies, in each case, except as designated in writing to the Companies by Transferee prior to the Closing Date; and

(vii) such other certificates and documents as Transferee or its counsel may reasonably request, such as limited liability company documents or resolutions, pertaining to the transaction contemplated hereby.

(c) At the Closing, Transferee shall deliver or cause to be delivered to the Transferors:

(i) a certificate of good standing (or comparable certificate) of Transferee issued as of a recent date by the Secretary of State of the State of Nevada;

(ii) a certificate of the secretary (or equivalent officer) of Transferee, dated as of the Closing Date, in form and substance reasonably satisfactory to the Transferors, certifying to the resolutions duly adopted by the board of directors (or comparable governing body) of Transferee authorizing and approving Transferee’s execution, delivery and performance of this Agreement and each Ancillary Agreement to which Transferee is a party and Transferee’s consummation of the transactions contemplated hereby, which resolutions shall have been certified as true, correct and in full force and effect without rescission, revocation or amendment as of the Closing Date;

(iii) the certificate required to be delivered pursuant to Section 6.2(c);

(iv) the duly executed Employment Agreements with DBok and TNguyen, in substantially the form attached hereto as Exhibit B, as applicable;

(v) such other certificates and documents as the Transferors or its counsel may reasonably request, such as corporate documents or resolutions, pertaining to the transaction contemplated hereby; and

(vi) stock certificates evidencing the Shares issued in the name of each Transferor as provided in Section 2.2 hereto.

Article III

REPRESENTATIONS AND WARRANTIES

REGARDING THE COMPANIES AND

TRANSFERORS

Except as set forth in, or qualified by, any matter set forth in the corresponding numbered section or subsection of the Disclosure Schedules attached hereto (the “Disclosure Schedules”), the Transferors hereby represent and warrant to Transferee as of the date hereof as follows:

Section 3.1 Organization. Each Company (a) is a duly organized limited liability company, validly existing and in good standing under the laws of the State of Connecticut; (b) has the requisite power and authority to own, lease or otherwise hold its assets and properties and to carry on its business as currently conducted; and (c) is duly qualified to do business as a foreign limited liability Company and is in good standing (where such concept is applicable) in each jurisdiction where such qualification is necessary under Applicable Law. The Transferors have made available to Transferee complete and correct copies of each Company’s Governing Documents, each as amended to the date hereof.

Section 3.2 Authorization. The Transferors are authorized to execute this Agreement and each Ancillary Agreement to which the Transferors are a party. The execution of the Joinder by the Companies and the consummation of the transactions contemplated hereby are within the Companies’ organizational powers and have been duly and validly authorized and approved by all necessary organizational action. This Agreement has been, and each Ancillary Agreement to be executed and delivered by the Transferors at or prior to the Closing will be, duly and validly executed and delivered by the Transferors, and (assuming due authorization, execution and delivery by Transferee) this Agreement constitutes, and each such Ancillary Agreement when so executed and delivered (assuming due authorization, execution and delivery by the other parties thereto) will constitute, the legal, valid and binding obligation of the Transferors or Transferor party thereto, enforceable against the Transferors or such Transferor (as applicable) in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 3.3 Non-contravention.

(a) The execution, delivery and performance by the Transferors of this Agreement and each Ancillary Agreement to which the Transferors are a party, the execution of the Joinder by the Companies, and the consummation of the transactions contemplated hereby and thereby do not and will not materially conflict with, result in a material breach of the terms, conditions or provisions of, constitute a material default (with or without notice or lapse of time or both) under, require any Consent (except for those Consents set forth in Section 3.3(a)(iii) and Section 3.3(b) of the Disclosure Schedules) or other action by any Person under, give rise to any right of acceleration, amendment, termination or cancellation or to a loss of any material right or benefit under, or result in the creation or imposition of any Lien (other than a Permitted Lien) on any of the assets or properties of the Companies under, (i) any provision of the Governing Documents of the Transferors or the Companies, (ii) any Applicable Law or (iii) except as set forth in Section 3.3(a)(iii) of the Disclosure Schedules, any Contract to which the Transferors or any Company is a party or by which the Transferors, the Companies or any of the Companies’ assets or properties are bound.

(b) The execution, delivery and performance by the Transferors of this Agreement and each Ancillary Agreement to which the Transferors are a party, the execution of the Joinder by the Companies, and the consummation of the transactions contemplated hereby and thereby do not and will not require any Consent of, with or to any Governmental Authority, other than any (i) Consents set forth in Section 3.3(b) of the Disclosure Schedules, or (ii) Consents required as a result of the specific legal or regulatory status of Transferee or any of its Affiliates or as a result of any other facts or circumstances that specifically relate to the business or activities in which Transferee or any of its Affiliates is or proposes to be engaged, other than the Business.

Section 3.4 Capitalization; Title to Interests.

(a) The Interests (i) have been duly authorized, (ii) are validly issued, fully paid and non-assessable and (iii) are owned beneficially and of record by the Transferors, free and clear of all Liens. Assuming Transferee has the requisite organizational power and authority to be the lawful owner of the Interests, upon consummation of the Closing and the Transferors’ receipt of the Exchange Consideration as required under Section 2.2, Transferee shall own beneficially and of record, and have good and valid title to, the Interests, free and clear of all Liens, which represents all the issued and outstanding ownership interest in the Companies. Section 3.4(a) of the Disclosure Schedules sets forth a true and complete list of the jurisdiction of organization of each of the Companies and the capital structure of all of the Companies.

(b) Except for the Interests or as set forth in Section 3.4(b) of the Disclosure Schedules, as of the date hereof there are no outstanding (i) membership interests in the Companies, (ii) securities of the Companies convertible into or exercisable or exchangeable for membership interests in the Companies, (iii) options, warrants or other rights to acquire from the Companies, or other obligation of the Companies to issue, repurchase or redeem, any equity interests in the Companies or securities convertible into or exercisable or exchangeable for membership interests in the Companies, or (iv) “phantom” membership interests, profit participation rights or other similar rights that are derivative of or provide economic benefits based on the value or price of any membership interests in the Companies (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the “Company Securities”).

(c) Except for this Agreement and the Companies’ Governing Documents, neither the Transferors nor any Company is a party to or otherwise bound by any voting trust, proxy or other agreement with respect to the voting or transfer of any Company Securities. No Company has any outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote on any matters on which the holders of membership interests of the Companies may vote.

(d) No claims have been made or threatened by any third-party, and to the Knowledge of the Transferors and the Companies no basis exists for third-party claims, under which a third-party is entitled to be issued ownership interest in any of the Companies.

(e) the Companies do not directly or indirectly own any ownership interests in, and are not participating in any joint venture, partnership or similar association or arrangement with, any other Person.

Section 3.5 Financial Matters.

(a) Exhibit C sets forth complete and correct copies of the audited combined balance sheets of TNB Holdings, LLC, LB Holdings LLC, Poke Co. LLC, GLL Enterprises, LLC, Poke Co Holdings LLC, TNB Holdings II, LLC and PKM Stamford, LLC (collectively, the “Pokemoto Companies”) as of December 31, 2020 and 2019, the related combined statements of income, members’ equity, and cash flows, and the related notes and schedules for each of the years in the two-year period ended December 31, 2020. Separately, Transferors have provided Transferee with the unaudited balance sheets of each of the Pokemoto Companies as of March 31, 2021 (the “Balance Sheet Date”) and the related unaudited statements of income and cash flows for the 3-month period then ended (all of the above being referred to, collectively, as the “Financial Statements”).

(b) The Financial Statements (i) have been prepared from, and are in accordance with, the financial books and records of the Companies (which are complete and correct in all material respects), (ii) have been prepared in accordance with the Accounting Principles, consistently applied during the periods involved, and (iii) present fairly in all material respects the financial condition, results of operations and cash flows of the Companies as of the respective dates thereof or for the respective periods covered thereby, subject to the absence of footnotes and other presentation items required under GAAP and, in the case of the interim Financial Statements, to normal recurring year-end adjustments (which will not be material, individually or in the aggregate).

(c) Inventory. The Inventory, taken as a whole, is in good condition and consists of a quality and quantity usable and/or saleable in the Ordinary Course and are not excessive in kind or amount in light of the business of the Companies. To the Knowledge of Transferors, all Inventory is free from defects in workmanship and materials, properly stored, merchantable, fit for the purpose for which it was procured or manufactured, and is not slow moving, damaged, defective or obsolete, subject to defects in condition or quality affecting an immaterial amount of the Inventory as is typical for restaurant businesses. None of the Inventory has been consigned (that is, delivered but not sold or sold with an unlimited right of return) to any Person. Since December 31, 2020, (i) each Company has maintained its Inventory levels consistent with past practices, and (ii) no Company has sold, used or otherwise transferred any portion of the Inventory except in the Ordinary Course to a bona fide purchaser.

Section 3.6 No Undisclosed Liabilities. Except as set forth in Section 3.6 of the Disclosure Schedules, none of the Companies’ trade payables are past-due, and the Companies do not have any Liabilities, except for (i) Liabilities reflected or reserved against in the Financial Statements, (ii) Liabilities incurred in the Ordinary Course of business since the Balance Sheet Date (none of which results from or relates to any tort, infringement or breach of warranty, Contract or law), (iii) performance obligations under Contracts to which they are a party (none of which results from or relates to any tort, infringement or breach of warranty, Contract or law); and (iv) other Liabilities (if any) that are not material to the Companies.

Section 3.7 Absence of Certain Changes. Except as set forth in Section 3.7 of the Disclosure Schedules, since the Balance Sheet Date through the date of this Agreement (a) there has not been any change or effect that constitutes a Material Adverse Effect and (b) the business has been conducted in all material respects in the ordinary course of business (aside from steps taken in contemplation of the transactions contemplated hereby).

Section 3.8 Material Contracts.

(a) Except as set forth in Section 3.8(a) of the Disclosure Schedules and for any Contract that is terminable by the applicable Company on sixty (60) days or less notice and without the payment of any penalty or premium by the applicable Company, none of the Companies are party to or otherwise bound by any of the following Contracts as of the date hereof (excluding, in each case, any Employee Benefit Plans, Licenses or insurance policies or fidelity bonds set forth in Section 3.20 of the Disclosure Schedules) (collectively, the “Material Contracts”):

(i) any lease or sublease of real property (collectively, the “Leases”);

(ii) any lease of personal property providing for either (A) annual payments by the Companies in excess of $1,000.00 in any twelve-month period or (B) aggregate payments by the Companies in excess of $5,000.00 over the term thereof;

(iii) other than purchase orders with suppliers in the Ordinary Course, any Contract for future capital expenditures or the purchase of goods, services, supplies or equipment providing for either (A) annual payments by the Companies in excess of $1,000.00 in any twelve-month period or (B) aggregate payments by the Companies in excess of $5,000.00 over the term thereof;

(iv) any Contract with a Top Supplier (as defined below);

(v) any Contract for any partnership, joint venture, strategic alliance or other similar arrangement;

(vi) any Contract relating to the acquisition or divestiture of any business (whether by merger, sale of equity interests, sale of assets or otherwise), other than this Agreement and any Contracts in which the applicable acquisition or divestiture has been consummated and there are no outstanding obligations of the Companies with respect to an “earn-out” or contingent payment;

(vii) any Contract (A) relating to the incurrence, assumption or guarantee of any Indebtedness (other than trade payables incurred in the Ordinary Course or any Contract with any Company Employee with respect to severance) or (B) granting a Lien on the Interests or a Lien (other than Permitted Liens) on any of the assets or properties of the Companies;

(viii) other than offer letters, confidentiality agreements, employment agreements or other similar agreements that provide for employment that is terminable “at-will” and without material cost or liability to the Companies, any Contract for the employment or service of any Company Employee or the payment of any severance, retention, change of control or similar payments to or in respect of any Company Employee;

(ix) any collective bargaining agreement or other similar agreement with a labor union or equivalent organization;

(x) any Contract pursuant to which the Companies grant or are granted a license or right to use any Intellectual Property Rights, other than (A) the Franchise Agreements, (B) standard end-user license agreements for “click-wrap,” “shrink-wrap” or “off-the-shelf” software that is generally commercially available and (C) non-exclusive licenses granted to customers, suppliers or agents of the Companies in the Ordinary Course;

(xi) any Contract granting any Person (A) pricing or other terms on a “most favored nation” basis, (B) “exclusivity” or other similar preferential terms (other than the Franchise Agreements), or (B) a right of first refusal, right of first offer or other similar preferential right to purchase or acquire any of the equity interests, assets or business of the Companies;

(xii) other than the Leases, the Franchise Agreements and confidentiality agreements or agreements containing non-solicitation of employees restrictions and no other restrictions of a type described below, any Contract that limits the ability of the Companies to engage in any line of business, operate in any jurisdiction or solicit or accept business from the clients or prospective clients of any other Person;

(xiii) any Contract relating to the settlement or compromise of any claim by or against the Companies;

(xiv) other than the Franchise Agreements, any Contract which imposes a material restriction on the geographies or business in which the Companies may operate;

(xv) any material agreement imposing confidentiality obligations on the Companies other than non-disclosure agreements entered into in the Ordinary Course or in connection with the transactions contemplated hereby;

(xvi) other than the Development Agent Agreements and Multi-Unit Operation Agreements, any agency, dealer, distributor, marketing or other similar Contract;

(xvii) any Contract with any Governmental Authority;

(xviii) any Contract with a Related Party of the Companies, including any Contract providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, or from, any Related Party of the Companies, other than “at-will” employment arrangements in the Ordinary Course; or

(xix) any Contract not covered by any of the preceding clauses (i) through (xx), the performance of which involves payment by or to any Companies in excess of $1,000.00 in any twelve-month period.

(b) A complete and correct copy of each Material Contract, including all amendments thereto, has been made available to Transferee as listed in Section 3.8(a) of the Disclosure Schedules.

(c) Except for Contracts that expire or are terminated in accordance with their terms between the date hereof and the Closing Date in accordance with Section 5.1, each Material Contract (i) is a legal, valid and binding obligation of the applicable Company and, to the Knowledge of the Transferors and the Companies, the other parties thereto and (ii) is in full force and effect in accordance with its terms, subject to the Enforceability Exceptions. Neither the applicable Company nor, to the Knowledge of the Transferors and the Companies, any other party to any Material Contract is in material breach of or material default under any Material Contract. No event has occurred that (with or without notice, lapse of time or both) would constitute a material breach of or material default under any Material Contract by the applicable Company or, to the Knowledge of the Transferors and the Companies, any other party thereto. The Companies have not received any written or, to the Knowledge of the Transferors and the Companies, oral notice alleging any breach or default by the applicable Company under any Material Contract.

Section 3.9 Legal Proceedings. Except as set forth in Section 3.9 of the Disclosure Schedules, during the three (3) years immediately preceding the date hereof, no Action has been pending or, to the Knowledge of the Transferors and the Companies, threatened in writing against any of the Companies, including, without limitation, any Action that challenges the validity of this Agreement or seeks to prevent, enjoin or materially delay the consummation of the transactions contemplated hereby; and none of the Companies are subject to or otherwise bound by any outstanding Order that prohibits or limits the conduct of any Company, other than regulatory restrictions of general application that apply to similarly situated companies.

Section 3.10 Compliance with Laws.

(a) Except as set forth in Section 3.10 of the Disclosure Schedules, none of the Companies are, and within the last three (3) years have not been, in any material respect, in breach or violation of, or default under any Applicable Law the non-compliance with which could reasonably be expected to have a Material Adverse Effect.

(b) The Companies’ operations, policies and procedures comply with Title III of the ADA and provide for access to customers protected by Title III. To the Knowledge of the Transferors and the Companies (and without limiting any other express representations set forth herein), it has not discriminated against any customers based on any protected characteristics including but not limited to disability, race, national origin or gender.

(c) The Companies have established and are in compliance with all Applicable Law pertaining to the access, storage and use of Customer Information and personally identifying information of their employees (“Employee PII”). None of the Companies or Transferors has received any notice of, complaint against or audit, proceeding or investigation conducted or claim asserted with respect to the Companies and the Contracting Affiliates by any Person (including any Governmental Authority) related to the collection, use, storage, distribution, transfer or disclosure of personal information, and, to the Knowledge of the Transferors and the Companies, no Action is pending or threatened relating thereto. The Companies and their respective Affiliates have not collected, received, shared, stored, or otherwise used any Customer Information or Employee PII in an unlawful manner, in a manner violative of the Companies’ and the Contracting Affiliates’ privacy policies or terms of use or human resources policies and procedures. The execution, delivery and performance of this Agreement, and of the transaction described therein, does not violate any such human resources policy or procedure, or any privacy policy or terms of use. The Customer Information will be available for use in connection with the Business after Closing subject to the Companies’ continuing compliance with Applicable Law. To the Knowledge of the Transferors and the Companies, no Person has gained unauthorized access to or made any unauthorized use of any Employee PII or Customer Information. The Companies and the Contracting Affiliates have complete and accurate records of all Persons who have notified them of such Person’s election not to receive any electronic communications or solicitations (“Opt-out Notifications”) from the Companies. The Companies and the Contracting Affiliates have complied with all such Opt-out Notifications.

Section 3.11 Licenses. Except as set forth in Section 3.11 of the Disclosure Schedules, the Companies have obtained all of the material Licenses necessary to permit the Companies to own and operate the Business in the manner in which it is now operated. Each Company is currently in compliance in all material respects with its obligations under, and the terms of, each such License, and (i) no event has occurred or condition or state of facts exists which constitutes or after notice or lapse of time or both, would constitute a breach or default in any material respect under any such License or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such License, or which would materially and adversely affect the rights of any of the Companies under any such License, (ii) no written or oral notice of cancellation, or of material default concerning any such License has been received by any of the Companies in the last three (3) years, and (iii) each such License is valid, subsisting and in full force and effect.

Section 3.12 Title to and Sufficiency of Assets. The Companies have good and valid title to, or in the case of leased assets and properties a valid leasehold interest in, all of the material tangible personal property owned or leased by the Companies, in each case free and clear of all Liens other than Permitted Liens. Assuming the Consents set forth in Section 3.3(b) of the Disclosure Schedules are obtained, made or given, the assets and properties owned or leased by the Companies constitute all of the assets, properties and rights necessary for the conduct of the business of the Companies as currently conducted in all material respects. The material tangible personal property used or held for use in the conduct of the Business as currently conducted is, taken as a whole, in good operating condition and repair (ordinary wear and tear excepted).

Section 3.13 Real Property. The Companies do not own any real property. Except as set forth in Section 3.13 of the Disclosure Schedules, the Companies do not lease, sublease or otherwise occupy any real property (collectively, the “Leased Real Property”). Section 3.13 of the Disclosure Schedules further sets forth the address of each Leased Real Property, as well as a true and complete list of all Leases, including a description of any security deposits or other amounts or instruments deposited by or on behalf of any of the Companies. The Companies have made available to Transferee true and complete copies of the leases relating to the Leased Real Property and all extensions, amendments and other modifications, if any, thereof and subordination and non-disturbance agreements, if any, relating thereto. Except as described in Schedule 3.13 of the Disclosure Schedules, no Company is a party to any Contract pursuant to which such Company grants any third party the right of use or occupancy of any portion of any Leased Real Property. None of the Companies have assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Leased Real Property. The Companies have timely paid all rents and other amounts due or payable, and has complied in all material respects with all of its other obligations, under the Leases. To the Knowledge of the Transferors and the Companies, neither the whole nor any part of any Leased Real Property is subject to any pending or threatened suit for condemnation or other taking by any Governmental Authority None of the Companies have received any written notice of any breach or default by such Company of the lease pertaining to the applicable Leased Real Property. No security deposit or portion thereof deposited with respect to any Leased Real Property has been applied in respect of a breach or default under such lease which has not been redeposited in full.

Section 3.14 Intellectual Property.

(a) The Companies possess legally enforceable rights to use all Intellectual Property Rights used in the conduct of the Business as currently conducted (collectively, the “Business Intellectual Property”), in each case free and clear of all Liens other than Permitted Liens, except where a failure to own, license or otherwise possess any such rights would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Companies have granted any license or other right to any third party with respect to the Business Intellectual Property, other than as provided in the Franchise Agreements and other than implied rights in the Ordinary Course that are inherent in the providing of products and services to the Companies’ customers. The Business Intellectual Property is described in Section 3.14(a) of the Disclosure Schedules.

(b) To the Knowledge of the Transferors and the Companies, (i) the conduct of the Business as currently conducted does not infringe, misappropriate or otherwise violate in any material respect any Intellectual Property Rights of any third party; and (ii) no third party has infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any Business Intellectual Property. There are no Actions pending or, to the Knowledge of the Transferors and the Companies, threatened against the Companies alleging that the conduct of the Business as currently conducted infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party.

Section 3.15 Tax Matters.

(a) All income Tax Returns and all other material Tax Returns that were required to have been filed by the Companies have been duly and timely filed with the appropriate Taxing Authority, and such Tax Returns were true, complete and correct in all material respects. All Taxes owed by the Companies, whether or not shown on such Tax Returns, have been timely paid in full. Adequate reserves have been established on the Financial Statements to provide for the payment of any Taxes which are not yet due and payable with respect to the Companies for taxable periods or portions thereof ending on or before the Balance Sheet Date.

(b) All Taxes that a Company has been required to deduct or withhold in connection with amounts paid or owing to any employee, director, independent contractor, creditor, stockholder, member, partner or other third parties, have been deducted or withheld and have been paid to the appropriate Taxing Authority.

(c) No Tax Return of any Company has been the subject of examination or audit by a Taxing Authority in the past six (6) years. In the last six (6) years, except for the filing of elections to be taxed as S corporations, the Companies have not made or changed any Tax election, settled or compromised any material liability for Taxes or amended any Tax Return. The Companies have not waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment, payment or collection of any Tax or filing of any Tax Return.

(d) No deficiencies have been asserted in writing or assessments made in writing by a Taxing Authority.

(e) There is no action, audit, claim or assessment pending (or, to the Knowledge of the Transferor and the Companies, threatened in writing) with respect to any Taxes or Tax Returns of any of the Companies.

(f) No written claim has ever been made by an authority with respect to any of Companies in a jurisdiction where such Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(g) The Companies have not agreed to or been required to make any adjustment pursuant to Section 481(a) of the Code or any corresponding provision of state, local or foreign Law by reason of any change in accounting method initiated by it or on its behalf; no taxing authority has proposed any such adjustment or change in tax accounting method; and the Companies do not have any application pending with any taxing authority requesting permission for any change in tax accounting method. The Companies will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of: (i) any change in a method of tax accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of tax accounting, for a taxable period ending prior to the Closing Date; (ii) an installment sale or open transaction occurring prior to the Closing Date; (iii) a prepaid amount received by a Company before the Closing Date; (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law executed prior to the Closing; (v) pursuant to Section 965 of the Code; (vi) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19 that existed prior to the Closing; or (vii) any election under Section 108(i) of the Code.

(h) Each of the Companies uses the accrual method of accounting for income tax purposes and there is no application pending with any Taxing Authority requesting permission for any change in accounting methods.

(i) None of the Companies have been a member of an affiliated group (as defined in Section 1504 of the Code), filed or been included in a combined, consolidated or unitary income Tax Return, or is a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for Tax purposes. The Companies do not have any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 or similar state or local Laws, as a successor or transferee, by contract or otherwise. The Companies are not a party to or bound by any Tax allocation or Tax sharing agreement and has no contractual obligation to indemnify any other Person with respect to Taxes.

(j) Complete and correct copies of all income and sales Tax Returns filed by or with respect to the Companies for taxable periods ending on or after December 31, 2017 have been delivered or made available to Transferee.

(k) The Companies have not participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4. The Companies disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(l) No waivers of statutes of limitations (other than waivers no longer in force) have been given or requested in writing by or with respect to any Taxes of any of the Companies, and no Company is currently a party to any agreement with a Taxing Authority extending the time with respect to a Tax assessment or deficiency.

(m) No Company is subject to any private letter ruling of the Internal Revenue Service relating to any Company or comparable ruling of any other Taxing Authority, and no request for any such ruling by or on behalf of any Company is pending with any Taxing Authority.

(n) No Company is subject to Tax, or has a permanent establishment, in any foreign jurisdiction.

(o) Interests in each Company is not, and has not been for the five-year period ending at the Closing, a “United States Real Property Interest” within the meaning of Section 897 of the Code.

(p) There are no Liens for Taxes on any interests in any of the Companies.

(q) No Company (i) is a party to any Contract that is properly treated as a partnership for Tax purposes, (ii) is, or has ever held an ownership interest in, a “disregarded entity” or partnership within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii) for U.S. federal income Tax purposes, and (iii) holds or has ever held an ownership interest in, (A) a “controlled foreign corporation” within the meaning of Section 957 of the Code or (B) a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(r) No Company has elected to have the rules of Code Sections 6221-6241 (as amended by the Bipartisan Budget Act of 2015) apply to a pre-2018 tax year.

(s) Each Company is registered for sales and similar Taxes in accordance with applicable Law.

(t) Schedule 3.15(u) of the Disclosure Schedules sets forth a true, correct and complete list of elections that have been made (or are pending) and actions that have been taken (or are pending) by any Company pursuant to Sections 2301-2308 of the CARES Act or Sections 7001-7005 of the Families First Act.

Section 3.16 Indebtedness. Except as set forth in Section 3.16 of the Disclosure Schedules, the Companies have no obligations or liabilities in respect of Indebtedness. For each item of Indebtedness disclosed thereon, Section 3.16 of the Disclosure Schedules correctly sets forth the primary Contracts governing the Indebtedness, the principal amount of the Indebtedness as of the date of this Agreement, and the creditor.

Section 3.17 Labor and Employment Matters.

(a) Section 3.17(a) of the Disclosure Schedules sets forth a true and complete list of all persons who are employees of the Companies as of the date hereof, including any employee who is on a leave of absence of any nature, and sets forth for each individual the following: (i) employee name; (ii) title or position (including whether full-time or part-time); (iii) hire or engagement date; and (iv) annual base compensation rate or contract fee as well as any overtime and commission, bonus and other incentive-based compensation in effect immediately prior to the closing.(the “Historical Compensation Rates”). Section 3.17(a) of the Disclosure Schedules identifies any employee on leave or the reason for any identified leave. Except as disclosed in Section 3.17(a) of the Disclosure Schedules, the Companies do not have any temporary employees or independent contractors performing services at any of the Companies’ restaurant locations.

(b) The Companies are not a party to any labor or collective bargaining Contract that pertains to employees of the Companies. There are no, and there have been no, organizing activities or collective bargaining arrangements that could affect the Companies, pending or under discussion with any labor organization or group of employees of the Companies. There is no and there has been no, labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the Knowledge of Transferors, threatened against or affecting the Companies, nor is there, to the Knowledge of Transferors, any basis for any of the foregoing. There is no pending or, to the Knowledge of Transferors, threatened union grievances or union representation questions involving employees of the Companies.

(c) All employees of the Companies are or were during their employment authorized for employment by the Companies in the United States in accordance with the Immigration and Naturalization Act, as amended, and the regulations promulgated thereunder. No allegations of immigration-related unfair employment practices have been made, or to the Knowledge of the Transferors and the Companies, threatened with the Equal Employment Opportunity Commission or the Special Counsel for Immigration-Related Unfair Employment Practices, or any other Governmental Authority. The Companies have completed and retained in accordance with all Applicable Law and regulations a Form I-9 for all employees working in the United States for the Companies.

(d) Each Company is, and has been, in compliance in all material respects with all Applicable Law respecting employment, including those Laws concerning discrimination or harassment prohibitions, terms and conditions of employment, termination of employment, wages, overtime compensation, pay cards, payroll stubs, classification as exempt and non-exempt, span of hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy including the use of biometric data, disability and related accommodations, pay equity, background checks, leaves of absence, drug testing, use of lawful substances, paid sick leave and vacation, training obligations, employment practices, payment of expenses, and classification of employees, consultants and independent contractors. Each Company is not, and has not, engaged in any unfair labor practice, as defined in the National Labor Relations Act or other Applicable Law. No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Transferors and the Companies, threatened with respect to the Companies before the National Labor Relations Board or any other Governmental Authority.

(e) Each of the Companies have withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Companies and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any Applicable Law relating to the employment of labor. Each of the Companies have paid in full to all its employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

(f) Each Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Neither the Companies, nor any of its officers have received any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Companies and, to the Knowledge of the Transferors and the Companies, no such investigation is in progress.

(g) To the Knowledge of the Sellers and the Companies, no current management-level employee or officer of the Companies intends to terminate his or her employment relationship with the Companies following the consummation of the Transactions. All employees of the Companies are employed on an at-will basis.

(h) None of the Companies have effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”) (i) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Companies affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) the Companies have not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law.

(i) None of the Companies have incurred, and would not reasonably be expected to incur, any material liability under applicable Law with respect to any misclassification of any person as an independent contractor rather than as an employee, or as an exempt employee rather than a non-exempt employee.

(j) During the three (3) years immediately preceding the date hereof, there have been no allegations of sexual harassment or sexual misconduct involving any current or former manager, officer, or employee of the Companies. The Companies have not entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any current or former manager, officer, or employee of the Companies.

(k) Except as set forth in Section 3.17(k) of the Disclosure Schedules, the Companies have no pending litigation, arbitration, or administrative charge relating to applicable labor and employment Laws.

(l) Each Company (i) has properly classified its employees and (ii) no employee has complained about misclassification under state and federal wage and hour laws.

(m) Each of the Companies meets all Connecticut and federal mandatory standards required to maintain a safe workplace and, except as set forth on Section 3.17(m) of the Disclosure Schedules, no employee has suffered an injury requiring medical treatment in connection with his or her employment with any Company.

Section 3.18 Employee Benefit Matters.

(a) Company Plans. Section 3.18(a) of the Disclosure Schedules lists all Employee Plans that the Companies sponsor or maintain, or to which the Companies contribute or are obligated to contribute, or which covers the Companies’ employees, agents, leased employees, directors, officers, shareholders or independent contractors (in each case either current or former) and for which the Companies have or may have any Liability (each a “Company Plan”). With respect to each Company Plan, the Companies have made available to Transferee accurate and complete copies of each of the following, to the extent applicable: (i) the plan document together with all amendments thereto as legally required under ERISA, and all material contracts relating thereto (including the applicable trust agreement, investment management agreement(s), administrative service contracts or insurance contract or other funding contract); (ii) any summary plan descriptions (as currently in effect) and any summary of material modifications; (iii) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination or opinion letter from the IRS; (iv) in the case of any plan for which Forms 5500 are required to be filed, the three (3) most recently filed Forms 5500 and accompanying schedules and attachments; (v) the most recent actuarial valuation, if applicable, and latest financial statements for each of the Company Plans; (vi) the three (3) most recent Forms 1094-C, if applicable; and (vii) any correspondence with any Governmental Authorities (i.e., Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation) within the last three (3) years.

(b) Plan Qualification; Plan Administration. (i) Each Company Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination or opinion letter to the effect that the form of such plan is so qualified, and nothing has occurred that would be reasonably expected to adversely affect the qualified status of any such Company Plan in such a manner that would result in a Material Adverse Effect; and (ii) each Company Plan has been established, administered and maintained in compliance (both in form and operation) in all material respects in accordance with its terms and all Applicable Law.

(c) All Contributions and Premiums Paid. Except as would not have a Material Adverse Effect, all required contributions, assessments and premium payments on account of each Company Plan have been made in accordance with the terms and conditions thereof and Applicable Law, and any contribution assessment and premium payment not yet due prior to the Closing have been accrued on the financials in accordance with GAAP.

(d) Claims. No Action, suit, proceeding, audit or investigation with respect to the administration or the investment of the assets of any Company Plan (other than routine claims for benefit) is pending or, to the Knowledge of the Transferors and the Companies, threatened. To the Knowledge of the Transferors and the Companies, there are no facts which could reasonably be expected to give rise to any such Action, suit, proceeding, audit or investigation (other than routine claims for benefit) which would result in a material Liability. Neither the Companies nor, to the Knowledge of the Transferors and the Companies, any ERISA Affiliate of the Companies nor any of their employees, members, managers, shareholders, or directors have engaged in any transaction in connection with which any of them would be subject either to a civil penalty assessed pursuant to Section 502 of ERISA or a tax imposed by Section 4975 of the Code. There have been no “prohibited transactions” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) for which no exemption is available with respect to any Company Plan.

(e) No Liability. Except as otherwise set forth on Section 3.18(e) of the Disclosure Schedules, neither the Companies nor any ERISA Affiliate thereof maintains, or within the past six (6) years maintained, is a participating employer in or contributes to or has any Liability with respect to any employee benefit plan (as such term is defined in Section 3(3) of ERISA) that is (i) subject to Title IV of ERISA, or (ii) subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code. Except as otherwise set forth on Section 3.18(e) of the Disclosure Schedules, neither the Companies nor any ERISA Affiliate thereof sponsors or contributes to, or has within the past six (6) years sponsored or been required to contribute to or has any Liability with respect to: (A) a multiemployer plan (as defined in Section 4001(a)(3) of ERISA), (B) any multiple employer plan (within the meaning of Section 4063 or Section 4064 of ERISA), a (C) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA); or (D) an employee welfare benefit Plan (as defined in Section 3(1) of ERISA) that is a self-insured group health plan.

(f) Retiree Benefits; Certain Welfare Plans. Except to the extent required under Section 601 et seq. of ERISA or Section 4980B of the Code, or similar state or local law, no Company Plan provides medical, or life insurance benefits or coverage following retirement or other termination of employment.

(g) ACA Compliance. The Companies are in material compliance with the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended (“ACA”), including all requirements related to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time equivalent employees as defined in Section 4980H(c)(4) of the Code and the regulations issued thereunder. No material excise tax or penalty under the ACA, including Section 4980D and 4980H of the Code, is outstanding, has accrued, has arisen or could reasonably arise with respect to any period prior to the Closing, with respect to the Companies or any Company Plan. The Companies have maintained all records necessary to demonstrate compliance with the ACA and other similar applicable state or local Law.

(h) Code Section 280G. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) result in any payment or benefit that will or may be made that will constitute an “excess parachute payment” within the meaning of Section 280G(b) of the Code and the regulations thereunder. The Companies do not have any contracts or obligations (oral or written) to provide a “gross-up” to any employee, officer or director with respect to excise taxes under Section 4999 of the Code.

(i) Code Section 409A. Each Company Plan (if any) that is subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. The Companies do not have any contracts or obligations (whether oral or written) to provide a “gross-up” with respect to excise taxes under Section 409A of the Code.

(j) No Additional Benefits Triggered Upon Consummation of Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Plan that will or could result in any payment’s (whether of severance pay or otherwise) acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former service provider to the Companies.

(k) Termination Rights of Company Plans. There has been no act or omission that would impair the ability of the Companies (or any successor thereto) to unilaterally amend or terminate any Company Plan in accordance with its terms. The Companies have not made any announcements, promises or agreements to adopt any new Company Plan or amend any current Company Plan in a manner that would result in a material Liability to the Companies.

Section 3.19 Environmental Matters. Each Company (a) is in compliance with all Environmental Laws applicable to it, except where the failure to be in compliance would not have a Material Adverse Effect, and (b) has all permits, authorizations and approvals required under applicable Environmental Laws, except where the failure to have such permits, authorizations and approvals would not have a Material Adverse Effect, and is in compliance with the respective requirements of such permits, authorizations and approvals, except where the failure to be in compliance would not have a Material Adverse Effect. There is not now pending or threatened in writing, any action against the Companies in connection with any past or present noncompliance with such Environmental Laws, except in each of the foregoing cases with respect to actions that would not have a Material Adverse Effect. There has been no release by any of the Companies of any material amount of any Hazardous Substance on, upon, into or from any site currently or formerly owned or leased by any Company, except for any such releases that would not have a Material Adverse Effect. To the Knowledge of the Transferors and the Companies, there has been no Hazardous Substance generated by the Companies that has been disposed of at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States.

Section 3.20 Insurance Matters. Section 3.20 of the Disclosure Schedules sets forth a list of all current insurance policies and fidelity bonds maintained by or providing coverage for the Companies. The Companies have made available to Transferee accurate and complete copies of all such policies or bonds. With respect to each such insurance policy and fidelity bond, (a) such policy or bond is valid, binding and in full force and effect; (b) the Companies have complied in all material respects with the terms and conditions thereof (including the timely payment of all premiums due thereunder); and (c) there has not been and is not currently pending any claim thereunder as to which coverage has been questioned, denied or disputed in writing by the underwriters of such policy or bond. The representations and warranties set forth in this Section 3.20 do not apply to insurance maintained or provided in connection with any Employee Benefit Plan.

Section 3.21 Suppliers. Section 3.21 of the Disclosure Schedules sets forth a list of the material suppliers of the Companies based on expenditures made by the Companies during the year ended December 31, 2020 (collectively, the “Top Suppliers”). As of the date hereof, none of the Companies have received any written notice from any Top Supplier to the effect that such Top Supplier (a) requires material and adverse modifications to any of the material terms on which such Top Supplier conducts business with the Companies as a condition to continuing such business relationship, or (b) is terminating or cancelling its business relationship with the Companies.

Section 3.22 Related Party Transactions. Except as set forth in Section 3.22 of the Disclosure Schedules, the Companies are not and, to the Knowledge of the Transferors and the Companies, no Affiliate, officer or director (or the equivalent) of any Company is a party to any material agreement or transaction with any Company other than (a) with respect to the payment of compensation to, terms of employment for and/or indemnification of officers and directors (or the equivalent) and (b) the Companies’ Governing Documents.

Section 3.23 Bank Accounts. Section 3.23 of the Disclosure Schedules sets forth with regard to each bank account, safety deposit box and lock box of any Company, the name of such Company, the name of the institution where such account is maintained, the account number, a list of the authorized signatories and its purpose. Other than the accounts listed on Section 3.23 of the Disclosure Schedules, no Company maintains any accounts, lockboxes or safe deposit boxes at any bank, trust company, savings institution, brokerage firm or other financial institution.

Section 3.24 No Broker. Except for Lisiten Associates, the fees and expenses of which is solely the Transferors’ responsibility, no broker, finder, investment banker or other intermediary is entitled, or has claimed to be entitled, to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Companies or the Transferors.

Section 3.25 Franchise Matters.

(a) Franchisor is the only Person that has operated the Franchise System or offered or sold “Pokémoto®” franchises. The Franchise System is the only franchise system that the Companies have owned and operated. Except as provided in the Multi-Unit Operator Agreements and Development Agent Agreements, the Companies have not offered or sold or otherwise granted rights to any Person conferring upon that Person area development, multi-unit development, area representative, master franchise, sub-franchise or other multi-unit or multilevel rights with respect to the “Pokémoto®” brand. Only Franchisor has entered into the Franchise Agreements.

(b) Section 3.25(b) of the Disclosure Schedules sets forth a true and complete list of all Franchise Agreements executed by Franchisor. The Transferors have made available to Transferee accurate and complete copies of each Franchise Agreement. The list of Franchise Agreements accurately includes as to each Franchise Agreement (i) the names of Franchisees, (ii) the business address of each franchised location operated by Franchisees, (iii) the effective and expiration dates, (iv) the number of remaining renewals, (v) the royalty rate required to be paid by Franchisees, (vi) the required Brand Development Fund contribution rate or other similar payments to be paid by Franchisees, and (vii) a description of any material waivers, amendments or other modifications of any Franchise Agreement (including regarding any fees, costs, expenses, defaults or obligations of Franchisees or Franchisor) since the execution of such Franchise Agreement.

(c) Section 3.25(c) of the Disclosure Schedules sets forth a list of the business address of each the Pokémoto® restaurants owned and operated by the Companies.

(d) To the Knowledge of the Transferors and the Companies, no Franchisee is in, or has received written notice of, any material violation or material default of (including any condition that with the passage of time or the giving of notice, or both, would cause such a material violation or material default under) any Franchise Agreement. Franchisor is not in, nor has it received written notice of any, violation of or default by Franchisor under (including any condition that with the passage of time or the giving of notice, or both, would cause such a violation or default under), any Franchise Agreement or that would permit termination or rescission of any such Franchise Agreement. Franchisor has not received any written demand by any Franchisee for rescission of any Franchise Agreement. To the Knowledge of the Transferors and the Companies, (i) there is no basis for any claim by any Franchisee for rescission of any Franchise Agreement, and (ii) no Franchisee is entitled to any material set-off or reduction in any payment required under any Franchise Agreement. Each Franchise Agreement is a valid and binding agreement with Franchisor and is in full force and effect.

(e) Neither the execution of this Agreement nor the consummation of the transaction contemplated hereby requires the consent of any party to a Franchise Agreement or will result in the termination, modification or acceleration of any Franchise Agreement.

(f) Section 3.25(f) of the Disclosure Schedules set forth a list of all forms of Franchise Disclosure Documents that Franchisor have used to offer or sell Franchises. The Companies have made available to Transferee accurate and complete copies of each such form of Franchise Disclosure Documents.

(g) Franchisor is and, for the three (3) years prior to the Closing, has been, in material compliance with all Applicable Laws in connection with the offer and sale of Franchises, the ongoing relationships with current and former Franchisees, the termination, non-renewal and transfers of Franchises, and the operation and administration of the Franchise System.

(h) To the Knowledge of the Transferors and the Companies, no current or former Franchisee, or any Governmental Authority, has alleged that Franchisor or the Companies have failed to comply with any Applicable Law during the offer and sale of a Pokémoto® franchise or the operation of the Franchise System.

(i) Section 3.25(i) of the Disclosure Schedules contain a summary of all (i) legal proceedings relating to the Franchise System, including those initiated by any Franchisee, Orders, material complaints or disputes, (ii) proceedings or Orders required to be disclosed in Franchise Disclosure Documents under Applicable Law pertaining to franchising, or (iii) other proceedings or complaints that are pending or, to the Knowledge of the Transferors and the Companies, have been threatened against Franchisor (A) from any existing or former Pokémoto® franchisee, or (B) or any association purporting to represent a group of Franchisees. There are no stop orders or other proceedings in effect or, to the Knowledge of the Transferors and the Companies, threatened that would prohibit Franchisor’s ability to offer or sell Franchises or enter into Franchise Agreements immediately following the date hereof, except for any pending renewal filings, and any amendment filings and changes to the Franchise Disclosure Documents that might be required to describe the transaction contemplated under this Agreement and other material changes resulting therefrom.

(j) To the Knowledge of the Transferors and the Companies, all collections and contributions to any advertising or Brand Development Fund to which Franchisees are obliged to contribute (the “Brand Development Fund”) have been undertaken in accordance with the terms and conditions of each Franchise Agreement, and the use and administration of the Brand Development Fund contributions by, on behalf of, or at the direction of, Franchisor have at all times materially complied with all Franchise Agreements, Franchise Disclosure Documents and Franchise Laws. The use of the Brand Development Fund has not and does not violate any Applicable Law in any material respect. There are no loans owed to, or owing from, the advertising program. To the Knowledge of the Transferors and the Companies, there are no allegations that any of the expenditures from the Brand Development Fund have been improperly collected, accounted for, maintained, used or applied.

(k) Except as set forth on Section 3.25(k) of the Disclosure Schedules, Franchisor has not engaged or hired an agent, broker, third party, or licensee to provide material services, assistance or support to any Franchisee or to identify, offer or sell potential Pokémoto® franchisees.

(l) No franchise association or other organization is acting as a Representative of any group of two or more Franchisees. Any franchise council or advisory group presently in place (whether independently formed or sponsored by Franchisor or the Companies) is purely advisory in nature.

(m) Except as provided in the Franchise Agreements, Franchisor has not granted any enforceable right of first refusal, option or other right or arrangement to sign any Franchise Agreement or acquire any Franchise Agreement.

(n) Except as set forth on Section 3.25(n) of the Disclosure Schedules, none of the Companies have received, or been a party to any Contract under which any of such entities has the right to receive, material rebates, other material payments or material consideration from suppliers or other third parties, including the ability to purchase products, goods and services at lower prices than those charged to Franchisees, on account of direct or indirect Franchisees’ purchases from those suppliers or third parties. None of the Companies have made any offer, promise or Contract with respect to any future or contingent rebates or other payments from suppliers or other third parties to or for the benefit of a Franchisee or another Person. There are no Contracts or special arrangements with any Franchisee that are prohibited by the applicable Franchise Agreement or that have not been properly disclosed in accordance with Applicable Law.

(o) Neither the execution of this Agreement nor the consummation of the transaction contemplated hereby will result in a violation of or a default under, or give rise to a right of termination, modification, cancellation, rescission or acceleration of any obligation or loss of material benefits under, any Franchise Agreement.

(p) Section 3.25(p) of the Disclosure Schedules contains, as of the date set forth in such schedule, a complete and accurate list of all currently effective Multi-Unit Operator Agreements and Development Agent Agreements, including the following information for such Multi-Unit Operator Agreements and Development Agent Agreements (using the defined terms therein): (i) the name, address and telephone number of the Franchisees, (ii) the development area covered by such Multi-Unit Operator Agreements and Development Agent Agreements, (iii) the number of Pokémoto® restaurants currently open and operated pursuant to the Multi-Unit Operator Agreements and Development Agent Agreements including the business address of each; (iv) the status as to whether the Franchisees or the development agents (as applicable) are in compliance with the Development Schedule required under the Multi-Unit Operator Agreements and the Development Agent Agreements; (v) the amount of the development fee paid and number of Pokémoto® restaurants remaining to be opened with the associated initial franchise fee required to be paid for those scheduled to be opened; (vi) the stated effective date, the expiration date and the term of the Multi-Unit Operator Agreements and the Development Agent Agreements; and (vii) whether or not there have been any material waivers, amendments or other material modifications of any Multi-Unit Operator Agreement or the Development Agent Agreements (including changes related to any fees, costs, expenses, defaults, covenants, term, Development Schedule, territory or development area, termination, renewal or transfer rights, or other material obligations) since their execution. The Companies have made available to Transferee copies of each Multi-Unit Operator Agreement and the Development Agent Agreement.

(q) Each Company that owns or operates a Pokémoto® restaurant, as set forth on Section 3.25(c) of the Disclosure Schedules, has operated such restaurant in material compliance with all Applicable Law.

Section 3.26 Anti-Corruption. None of the Transferors or the Companies engages in money laundering or terrorist financing activities and does not earn revenue from any activity that may contravene any anti-money laundering or anti-bribery laws, regulations or legislation applicable to such Transferor or Company.

Article IV
REPRESENTATIONS AND WARRANTIES OF TRANSFEREE

Transferee hereby represents and warrants to the Transferors as of the date hereof and as of the Closing as follows:

Section 4.1 Organization. Transferee (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; and (b) has the requisite organizational power and authority to own, lease or otherwise hold its assets and properties and to carry on its business as currently conducted, except where any such failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Transferee’s ability to perform its obligations hereunder or to timely consummate the transactions contemplated hereby.

Section 4.2 Authorization. The execution, delivery and performance by Transferee of this Agreement and each Ancillary Agreement to which Transferee is a party and the consummation by Transferee of the transactions contemplated hereby and thereby are within Transferee’s organizational powers and have been duly and validly authorized and approved by all necessary organizational action on the part of Transferee. This Agreement has been, and each Ancillary Agreement to be executed and delivered by Transferee at the Closing will be, duly and validly executed and delivered by Transferee, and (assuming due authorization, execution and delivery by the Transferors) this Agreement constitutes, and each such Ancillary Agreement when so executed and delivered (assuming due authorization, execution and delivery by the other parties thereto) will constitute, the legal, valid and binding obligation of Transferee, enforceable against Transferee in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 4.3 Non-contravention.

(a) Assuming the Consents referred to in Section 4.3(b) are obtained, made or given, the execution, delivery and performance by Transferee of this Agreement and each Ancillary Agreement to which Transferee is a party and the consummation by Transferee of the transactions contemplated hereby and thereby do not and will not conflict with, result in a breach of the terms, conditions or provisions of, constitute a default (with or without notice or lapse of time or both) under, require any Consent or other action by any Person under, or give rise to any right of acceleration, amendment, termination or cancellation or to a loss of any right or benefit under, (i) any provision of the Governing Documents of Transferee, (ii) any Applicable Law or (iii) any Contract to which Transferee is a party or by which Transferee or any of its assets or properties is bound, other than, in the case of the foregoing clauses (ii) and (iii), any such items that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Transferee’s ability to perform its obligations hereunder or to timely consummate the transactions contemplated hereby.

(b) The execution, delivery and performance by Transferee of this Agreement and each Ancillary Agreement to which Transferee is a party and the consummation by Transferee of the transactions contemplated hereby and thereby do not and will not require any Consent of, with or to any Governmental Authority, other than any (i) Consents not required to be obtained, made or given until after the Closing or (ii) Consents the failure of which to obtain, make or give would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Transferee’s ability to perform its obligations hereunder or to timely consummate the transactions contemplated hereby

Section 4.4 Legal Proceedings. There is no Action pending or, to the knowledge of Transferee, threatened against Transferee that challenges the validity of this Agreement or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated hereby.

Section 4.5 Solvency. Assuming the accuracy in all material respects of the representations and warranties of the Transferors set forth in ARTICLE III, immediately after giving effect to the consummation of the transactions contemplated hereby, Transferee and the Companies will be Solvent as of the date of the Closing.

Section 4.6 Capitalization of the Transferee.

(a) The authorized capital stock of Transferee consists of 25,000,000 shares of Common Stock, of which 13,986,734 shares of Common Stock are issued and outstanding immediately prior to the consummation of the Closing.

(b) All of the issued and outstanding shares of capital stock of Transferee immediately prior to the consummation of the Closing are, and all of the Shares when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, have been or will be issued in compliance with all Applicable Laws, including U.S. federal and state securities laws and state corporate laws, and have been or will be issued free of any preemptive rights of any security holder.

(c) Except with respect to the Shares to be issued to Transferors pursuant to the terms hereof, and except as described in Section 4.6(c) to the Disclosure Schedules, there are no outstanding (i) securities of Transferee convertible into or exercisable or exchangeable for securities of Transferee, (ii) options, warrants or other rights to acquire from Transferee, or other obligations of Transferee to issue, repurchase or redeem, any equity securities in Transferee or securities convertible into or exercisable or exchangeable for securities in Transferee, or (iii) “phantom” stock, profit participation rights or other similar nights that are derivative of or provide economic benefits based on the value or price of any securities of Transferee.

Section 4.7 Financial Statements; SEC Filings.

(a) Transferee’s financial statements contained in its periodic reports filed with the SEC have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that such financial statements that are not audited do not contain all footnotes required by GAAP. Such financial statements fairly present the financial condition and operating results of Transferee and its Subsidiaries as of the dates, and for the periods, indicated therein.

(b) Transferee has timely made all filings with the SEC that it has heretofore been required to make under the Securities Act and the Exchange Act (all such periodic reports, whether required to be filed prior to or after the date of this Agreement, being referred to herein as the “Public Reports”). Each of the Public Reports complies in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the Sarbanes/Oxley Act of 2002 (the “Sarbanes/Oxley Act”) and all regulations promulgated thereunder. None of the Public Reports, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in any material respect. There is no revocation order, suspension order, injunction or other proceeding pending or threatened affecting the trading of the Common Stock.

Section 4.8 No Broker. Except for Command Project Management, Inc., the fees and expenses of which is solely the Transferee’s responsibility, no broker, finder, investment banker or other intermediary is entitled or has claimed to be entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Transferee.

Section 4.9 Investment Intent. Transferee is acquiring the Interests for investment purposes only for its own account and not with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act. Transferee acknowledges that the Interests have not been registered under the Securities Act or any other Applicable Law and that the Interests may not be sold, transferred, pledged, hypothecated or otherwise disposed of except pursuant to the registration provisions of the Securities Act or other Applicable Law or pursuant to an applicable exemption from such registration provisions. The Transferee is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Transferee (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Interests and is capable of bearing the economic risks of such investment.

Article V
COVENANTS

Section 5.1 Conduct of the Business.

(a) Negative Covenants. Each of the Sellers hereby covenants that they own the entire issued and outstanding Interest each of the Companies, and except as expressly provided in this Agreement, they have not undertaken any actions that would (i) dilute their ownership of the Interest, (ii) create any Lien (other than a Permitted Lien) on any of the assets or properties of the Companies, (iii) amend in a manner adverse to the Companies or voluntarily terminate (other than expiration in accordance with its terms) any Material Contract, settle or compromise any material claim under any Material Contract or, except in the Ordinary Course, enter into any new Contract that, if entered into prior to the date hereof, would have been a Material Contract, or (iv) reduce the Net Working Capital of the Companies so that the aggregate Net Working Capital is not a positive amount.

Section 5.2 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, to execute, deliver and file, or cause to be executed, delivered and filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable under Applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including (at the Transferors’ sole cost and expense) obtaining, making or giving all Consents of, with or to a Governmental Authority or other third party necessary to consummate the transactions contemplated hereby and taking all steps to avoid any action or proceeding by, any Governmental Authority; provided, however, that none of the Transferors, the Companies or any of their respective Representatives shall have any obligation to compensate any third party, commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any Consents of third parties.

Section 5.3 Support Obligations. To the extent any Company’s obligations under any Leases of Leased Real Property are supported by guarantees, letters of credit, cash or similar support provided by any or all of the Transferors (as applicable, “Support Obligations”), Transferee shall use commercially reasonable efforts, including offering substitute guarantees, letters of credit, cash or similar support of or procured by Transferee or any of its Affiliates, to ensure that, effective as of the Closing Date, the Transferors shall be released from all Liabilities arising out of, relating to or in connection with each Support Obligation regarding such Leases and Leased Real Property, and, regardless of whether any Transferor has been released from such Liabilities, Transferee and each of the Companies shall jointly and severally indemnify, hold harmless and immediately reimburse the Transferors for and from any such Liabilities from and after the Closing. The Transferors shall cooperate (it being understood that such cooperation shall not include any requirement to pay any consideration or offer or grant any financial accommodation) in all reasonable respects with Transferee’s efforts.

Section 5.4 Confidentiality. Except as required by Applicable Law, Transferee shall treat, and shall cause their respective Representatives to treat, all nonpublic information obtained in connection with this Agreement and the transactions contemplated hereby as confidential in accordance with the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

Section 5.5 Transfer Taxes. All Transfer Taxes (if any) incurred in connection with the transactions contemplated hereby shall be paid 50% by Transferee and 50% by the Transferors when due. Transferee and the Transferors shall, at their joint expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by Applicable Law, the Transferors shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Parties shall cooperate (to the extent commercially reasonable and practicable) in timely providing each other with such certificates or forms as may be necessary or appropriate to establish an exemption from or otherwise reduce or eliminate, and in timely filing Tax Returns with respect to, any Transfer Taxes. The Transferors and Transferee shall jointly control any Tax Contests with respect to Transfer Taxes.

Section 5.6 Public Announcements. The Transferors and Transferee agree to communicate with each other and cooperate with each other prior to any public disclosure prior to the Closing of the transactions contemplated by this Agreement. Without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned, no Party shall issue or make prior to the Closing any report, statement or release to the public (including employees, customers and suppliers of the parties) with respect to this Agreement or the transactions contemplated hereby, except for any filings required by Applicable Law (provided, that, the party required to make any such filing shall have afforded the other Parties, for a reasonable period prior to the making of such filing, a reasonable opportunity to review and comment upon the intended form and substance of such filing). No public disclosure of the identities of the Transferors shall be made by any Party or any of its respective Affiliates prior to, at or after the Closing, without the consent of the Transferors, except to the extent required by Applicable Law (provided, that, the party required to make any such disclosure shall have afforded such owners, for a reasonable period prior to the making of such disclosure, a reasonable opportunity to review and comment upon the intended form and substance of such disclosure). Except as required by law, under no circumstances shall any public announcement disclose the financial terms of the contemplated transactions.

Section 5.7 Further Assurances. At any time and from time to time following the Closing, at the request of any Party and without further consideration, each Party shall execute and deliver, or cause to be executed and delivered, such further documents and instruments and shall take, or cause to be taken, such further actions, to the extent permitted by Applicable Law, as any other Party may reasonably request or as otherwise may be necessary or desirable to evidence and make effective the transactions contemplated hereby.

Section 5.8 Employee Matters.

(a) Continuing Employment. The Parties acknowledge and agree that the employment of the Company Employees by the Companies shall not be terminated by reason of the transactions contemplated hereby and the Company Employees shall remain employed by the Companies immediately after the Closing. The Parties further acknowledge that the Company Employees are “at-will” employees, and may be terminated at any time or for any reason by the Companies.

(b) Vacation and Paid Leave. From and after the Closing, Transferee shall, and shall cause its Affiliates (including the Companies) to, assume and honor all accrued but unused vacation, sick leave and other paid time-off of each Company Employee that remains employed by the Companies (or Transferee or any of its Affiliates other than the Companies) (each, a “Continuing Employee”).

(c) Communications. Prior to the Closing, any employee notices or communication materials (including website postings) from the Transferee or its Affiliates to the Continuing Employees, including notices or communication materials with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated hereby or employment after the Closing, shall be subject to the prior review and comment of the Transferors.

(d) No Third Party Beneficiaries. Without limiting the generality of Section 8.7, the provisions of this Section 5.8(d) are solely for the benefit of the Parties, and nothing contained in this Section 5.8(d), whether express or implied, (i) shall create any third party beneficiary or other rights in any Person (including any Continuing Employee or any dependent or beneficiary thereof) in respect of the terms and conditions of continued employment with, or any compensation or benefits that may be provided by, Transferee or any of its Affiliates (including the Companies) after the Closing; (ii) shall be deemed to establish or amend any employee benefit or compensation plan, program, agreement or arrangement for any purpose; or (iii) subject to compliance with this Section 5.8(d), shall alter or limit the ability of Transferee and its Affiliates to terminate the employment of any Continuing Employee or to amend, modify or terminate any employee benefit or compensation plan, program, agreement or arrangement at any time.

Section 5.9 Rule 144. Transferee covenants and agrees that it shall, for a period of not less than three (3) years following the Closing Date, (i) file on a timely basis all Public Reports required to be filed by it under the Securities Act and the Exchange Act, (ii) cause each such Public Report to comply in all material respects with the applicable provisions of the Securities Act, the Exchange Act, the Sarbanes/Oxley Act and all regulations promulgated thereunder, (iii) ensure that none of such Public Reports, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in any material respect, and (iv) take such further action as any Transferor may reasonably request, all to the extent required from time to time to enable Transferors or any of Transferors to sell any or all of the Shares without registration under the Securities Act within the limitations of the exemptions provided by Rule 144 under the Securities Act, as such rule may be amended from time to time, or as provided in any similar rule or regulation hereafter promulgated by the SEC.

Section 5.10 Release. For and in consideration of the performance by the Transferee under this Agreement, from and after the Closing Date, each Transferor, on behalf of himself or herself and his or her heirs, successors, trustees, executors, administrators, assigns and any other Person that may claim by, through or under such Transferor (the “Releasing Parties”), hereby fully, finally and irrevocably releases, acquits and forever discharges the Transferee, the Companies, and each of their respective officers, directors, partners, general partners, limited partners, managing directors, members, stockholders, trustees, shareholders, Representatives, employees, principals, agents, Affiliates, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal Representatives, insurers and attorneys of any of them, in each case, in such Person’s capacity as such (collectively, the “Released Parties”) from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Releasing Parties, or any of them had, has, or may have had at any time in the past until and including the date of this Agreement against the Released Parties, or any of them, which relate to or arise out of such Releasing Party’s relationship with any of the Companies prior to the Closing or such Releasing Party’s rights or status as an equity holder, officer, manager or director of the Companies (collectively, for the purposes of this Section 5.10, but excluding the matters in the following proviso, “Causes of Action”); provided, that nothing set forth in this Section 5.10 shall relieve any Released Party for Causes of Action arising from or in connection with (i) this Agreement, or any other Ancillary Agreements entered into by any Releasing Party in connection with its, his or her entry into this Agreement and the transactions contemplated hereby and thereby and (ii) any employment related matters including compensation or benefits with respect to any Releasing Party who is also an employee of any Company as of the Closing, including, without limitation, amounts due to any such Releasing Party as salary or other compensation due and unpaid, and unreimbursed business expenses.

Section 5.11 Tax Matters.

(a) Preparation and Filing of Pre-Closing and Post-Closing Period Tax Returns.

(i) Transferors shall cause the Companies to prepare and file all Tax Returns in respect of the Companies that relate to taxable periods ending on or before the Closing Date but are filed after the Closing Date. Such Tax Returns shall be prepared and filed timely and on a basis consistent with existing procedures for preparing such returns and in a manner consistent with prior practice with respect to the treatment of specific items on the Tax Returns, unless such treatment does not have sufficient legal support. The Transferors shall pay, or cause to be paid, all Taxes shown on such Tax Returns to be due (not reduced by any payments that have been made after the Closing). Transferors shall permit Transferee to review and reasonably comment upon such Tax Returns and shall consider such comments in good faith.

(ii) Transferee shall cause the Companies to prepare and timely file, or cause to be prepared and timely filed, any Tax Return (a “Straddle Period Tax Return”) required to be filed in respect of the Companies for a Straddle Period. Transferee shall permit the Transferors to review and reasonably comment on such Tax Returns. Taxes in respect of the Companies shall be allocated between the Transferors and Transferee in accordance with Section 5.11(c) below. Any Tax that is allocated to a Pre-Closing Period, shall be paid by the Transferors to Transferee within ten (10) Business Days.

(b) Cooperation in Filing Tax Returns. Transferee on the one hand, and the Transferors on the other, shall, and shall each cause their respective Affiliates to, provide to the other Party such cooperation and information, as and to the extent reasonably requested, in connection with preparing, reviewing and filing of any Tax Return, amended Tax Return or claim for refund, determining Liabilities for Taxes or a right to refund of Taxes, or in conducting any audit or other Tax Contest with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Taxing Authorities, and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each Party will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters of the Companies (that is in its possession) for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of (i) the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate and (ii) five (5) years following the due date (without extensions) for such Tax Returns. Thereafter, the Party holding such Tax Returns or other documents may dispose of them provided that such Party shall give to the other Party at least thirty (30) days’ written notice of such disposal and providing the other Party with the opportunity to copy (at such other Party’s cost) such Tax Returns or other documents.

(c) Allocation of Certain Taxes.

(i) If a Company is permitted but not required under applicable federal, state, local, or non-U.S. income Tax Laws to treat the Closing Date as the last day of a taxable period, then the Parties shall treat that day as the last day of a taxable period.

(ii) In the case of Taxes that are payable for a Straddle Period, except as provided in Section 5.11(c)(iii), the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date.

(iii) In the case of any Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or any real property, personal property or similar ad valorem Taxes that are payable for a Straddle Period, the portion of such Tax which relates to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Period and the denominator of which is the number of days in the Straddle Period. However, any such Taxes attributable to any property that was owned by a Company at some point in the Pre-Closing Period, but is not owned as of the Closing Date shall be allocated entirely to the Pre-Closing Period.

(d) Termination of Tax Sharing Agreements. The Transferors shall ensure that any and all Tax Sharing agreements or similar agreements or arrangements binding any Company shall be terminated on or before the Closing Date and after the Closing Date, the Companies shall have no obligation to make any payments in respect thereof to any Person for any period.

(e) Audits. If any Taxing Authority issues to a Company (A) a written notice of its intent to begin a Tax Audit with respect to Taxes of the Companies for any Pre-Closing Period or (B) a written notice of deficiency for Taxes for any Pre-Closing Period, Transferee shall notify the Transferors of the receipt of such communication from the Taxing Authority.

(f) Tax Contests. Transferee shall control any Tax Contest in respect of any Tax Return or Taxes of any Company; provided, however, that (i) the Transferors, at the Transferors’ sole cost and expense, shall have the right to participate in and assume control, diligently and in good faith, of any such Tax Contest to the extent it relates solely to a Tax Return filed for a Tax Period ending on or before the Closing; (ii) Transferee shall not allow any of the Companies to settle or otherwise resolve any Tax Contest if such settlement or other resolution results in any amount of Taxes which the Transferors would be required to indemnify without the consent of the Transferors, which consent shall not be unreasonably withheld, conditioned or delayed; and (iii) the Transferors shall keep the Transferee reasonably informed regarding the status of any Tax Contest it is controlling. Transferee shall have the right to participate in such Tax Contest and the Transferors shall not, and shall not allow the Company, to settle, abandon or otherwise resolve any Tax Contest without the consent of Transferee, which consent shall not be unreasonably withheld, conditioned or delayed. This Section 5.11(f) shall govern Tax Contests and any other Section in this Agreement to the extent they are inconsistent.

(g) Amendments of Tax Returns. A Company shall not amend any Tax Return that relates to a Tax period that ends on or prior to the Closing without prior written consent of the Transferors, which consent shall not unreasonably be withheld, delayed or conditioned. Transferee will not unreasonably withhold consent to amend Tax Returns for pre-closing Tax Periods to obtain the benefit of any employee retention tax credits or similar credits for some or all of the Companies for such periods. If any Tax Returns are so amended, the benefit thereof shall be allocated to the Transferors.

Section 5.12 Restrictive Covenants. The Transferors hereby acknowledge that each is familiar with and has access to the Company’s and the Business’ trade secrets and other Confidential Information, goodwill and other legitimate business interests. Each Transferor acknowledges and agrees that the covenants set forth in this Section 5.12 are a material inducement to Transferee to enter into this Agreement and to perform its obligations hereunder, that Transferee and its Subsidiaries, including, after Closing, the Companies, would be irreparably damaged if such Person were to breach any such covenants, and that any such breach by any Transferor would result in a significant loss of goodwill by Transferee and the Companies. Therefore, in further consideration of the amounts to be paid hereunder for the Interests (including the goodwill associated therewith), which amounts the Transferors agree and acknowledge are sufficient consideration, each Transferor agrees as follows:

(a) Non-Compete. During the Restricted Period and except as permitted in their Employment Agreement with the Companies, each Transferor will not, directly or indirectly, participate in any manner in any business that engages in or is competitive with the Business, which is located within fifteen (15) miles of any restaurant operated by the Companies or their respective franchisees as of the date of this Agreement, the addresses of which are set forth on Section 3.25(b), Section 3.25(c), and Section 3.13 of the Disclosure Schedules. For purposes of this Section 5.12, the term “participate” includes any direct or indirect interest in any enterprise or activity, whether as a stockholder, member, equity holder, investor, owner, partner, joint venturer, financing source, franchisor, franchisee, executive, employee, agent, consultant, service provider or otherwise (other than by passive ownership of less than five percent (5%) of the stock of a publicly held corporation) or rendering any direct or indirect service or assistance to any Person. Each Transferor agrees that this covenant is reasonably designed to protect Transferee’s substantial investment and is reasonable with respect to its duration, geographical area and scope of activity. For purposes of clarification, a business that engages in or is competitive with the Business shall not include any restaurant or take-out food business that does not offer or sell poke bowls (and, for further clarification, Transferee acknowledges that Transferors and their Affiliates operate businesses primarily offering salads, chicken and waffles and boba teas within fifteen (15) miles of certain restaurants operated by the Companies).

(b) Non-Solicitation; No-Hire. During the Restricted Period, each Transferor shall not directly, or indirectly through another Person (including by participating in any other Person):

(i) hire or engage, or solicit for hiring or engagement, any management-level employee (including without limitation regional managers or any other salaried employee) or officer of any Company who served as such at any time during the 12-month period prior to the Closing Date, or induce or attempt to induce any such individual to leave the employment of the Companies or Transferee or any of their respective Subsidiaries involved in the operation of the Business, or in any way interfere with the relationship between any of the Companies or Transferee or such Subsidiary and any such individual, or encourage any independent contractor to terminate or materially reduce its relationship with any of the Companies or Transferee; provided, however, (A) any general advertisement or general solicitation, directly or through any agent (including placement and recruiting agencies), that is not directed at such Persons, and (B) the soliciting or hiring of any such Person who was terminated by Transferee or its Affiliates (including the Companies) at any time after six (6) months has elapsed following the date of the termination of such Persons employment or engagement with Transferee or its Affiliates (including the Companies), in each case shall not be deemed to be a solicitation in violation of this Section 5.12(b)(i); or

(ii) solicit or attempt to solicit any Person that is, or was during the twelve (12)-month period immediately preceding the Closing Date, a vendor, supplier, licensee, licensor or other business relation of the Business in order to induce or attempt to induce such Person to cease doing or decrease their business with Transferee or any of the Companies or any of their Subsidiaries involved in the operation of the Business, in each case, in respect of the Business.

(c) Confidentiality. Transferee’s success after the Closing depends upon the continued preservation of the Confidential Information possessed by each Transferor. Accordingly, each Transferor hereby agrees with Transferee that, from and after the date hereof, for a period of five (5) years, they shall, and shall cause their respective Affiliates, and shall instruct their respective Representatives to (and shall be responsible for any such Representative’s breach of this Section 5.12(c), without the prior written consent of Transferee, keep confidential, not use, not disclose, and take commercially reasonable efforts to prevent the disclosure of, any Confidential Information, except (i) if required by Applicable Law or requested by judicial or regulatory process to be disclosed, as advised by such Person’s counsel in writing, and provided that such Person has, to the extent legally permissible, provided Transferee with prompt notice of its intent to disclose such Confidential Information so that Transferee (at Transferee’s cost) can seek to obtain a protective order or other assurance of confidential treatment and has reasonably cooperated with Transferee (at Transferee’s cost) in connection therewith, (ii) to comply with Tax, regulatory reporting, audit or other compliance obligations or (iii) to carry out their respective obligations pursuant to this Agreement or to enforce their respective rights pursuant to this Agreement or any other Ancillary Agreements. “Confidential Information” for the purposes of this Section 5.12(c) means any confidential or proprietary information related to the Business or the Company, including personnel information, know-how, data, databases, advertising and marketing plans or systems, distribution and sales methods or systems, sales and profit figures, customer and client lists, and customer and client information, but not including information that (y) is or becomes generally available to the public (other than through a breach by any Transferor of any of its confidentiality obligations to any Person or under any Contract, including any obligations hereunder), or (z) the applicable Transferor reasonably demonstrates was independently developed by it or its Representatives without any use of or reliance on any Confidential Information. For the avoidance of doubt, no Transferor or any Affiliate thereof shall be in breach of this this Section 5.12(c) or shall be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (y) in a complaint or other document filed under seal in a lawsuit or other proceeding.

(d) Enforcement of Restrictive Covenants. Each Transferor agrees that (i) the covenants contained in this Section 5.12 are necessary to protect the goodwill, Confidential Information, trade secrets and other legitimate interests of Transferee, (ii) nothing shall operate to extinguish any Transferor’s obligations to comply with Section 5.12(a), Section 5.12(b), and Section 5.12(c), (iii) in the event that any court of competent jurisdiction declares any term or provision of Section 5.12(a), Section 5.12(b) or Section 5.12(c) to be invalid or unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by Law, and will be enforceable as so modified, (iv) in the event of any actual or threatened breach of this Section 5.12, Transferee will have no adequate remedy at Law, (v) Transferee, in addition to any other remedies available to it at law or in equity, shall be entitled to seek an injunction, specific performance and other equitable relief to prevent any breach or threatened breach by any Transferor of any term or provision of Section 5.12(a), Section 5.12(b) or Section 5.12(c) without having to post bond and without the necessity of showing actual damages or showing that monetary damages are inadequate and (vi) the Restricted Period applicable to the Transferors shall be tolled, and shall not run, during the period of any breach by such Person of any term of provision of Section 5.12(a) or Section 5.12(b). Each of the Transferors agrees that he or she will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to this Section 5.12; provided, however, that the foregoing shall not prohibit or otherwise limit the Transferors’ ability to defend against a claim that a breach of this Agreement has occurred. The restrictive covenants set forth in this Section 5.12 shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Transferor against the Companies or Transferee, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Companies or Transferee of any restrictive covenant set forth in this Section 5.12.

Article VI
CONDITIONS TO CLOSING

Section 6.1 Conditions to the Obligations of the Parties. The respective obligations of each Party to consummate the transactions contemplated hereby are subject to no Applicable Law or Order prohibiting, enjoining or otherwise challenging the legality or validity of the transactions contemplated hereby.

Section 6.2 Conditions to the Obligations of Transferors. The obligations of the Transferors to consummate the transactions contemplated hereby are subject to the satisfaction in good faith (or, to the extent legally permissible, waiver by the Transferors), at or prior to the Closing, of each of the following further conditions:

(a) Accuracy of Representations and Warranties.

(i) The representations and warranties of Transferee contained in this Agreement (other than Transferee’s Fundamental Representations), disregarding all qualifications contained therein relating to materiality or material adverse effect, shall be true and correct, in each case on and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representations and warranties speak expressly as of an earlier date, in which case they shall be true and correct as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not have, individually or in the aggregate, a material adverse effect on Transferee’s ability to perform its obligations hereunder or to timely consummate the transactions contemplated hereby.

(ii) Transferee’s Fundamental Representations contained in this Agreement shall be true and correct in all respects in each case on and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such Fundamental Representations speak expressly as of an earlier date, in which case they shall be true and correct in all respects as of such earlier date).

(b) Performance of Covenants. Transferee shall have performed in all material respects all of the covenants and agreements that are required by this Agreement to be performed by Transferee at or prior to the Closing.

(c) Closing Certificate. Transferee shall have executed and delivered to the Transferors a certificate dated the Closing Date, signed by an authorized officer of Transferee, certifying to the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b).

(d) Closing Deliverables. The Transferors shall have received the Exchange Consideration and the deliveries required pursuant to Section 2.3(c).

Section 6.3 Conditions to the Obligations of Transferee. The obligations of Transferee to consummate the transactions contemplated hereby are subject to the satisfaction in good faith (or, to the extent legally permissible, waiver by Transferee), at or prior to the Closing, of each of the following additional conditions:

(a) Accuracy of Representations and Warranties.

(i) The representations and warranties of the Transferors and the Companies contained in this Agreement (other than the Transferors’ and the Companies’ Fundamental Representations), disregarding all qualifications contained therein relating to materiality or Material Adverse Effect (other than with respect to Section 3.8(a)), shall be true and correct, in each case on and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representations and warranties speak expressly as of an earlier date, in which case they shall be true and correct as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not have, individually or in the aggregate, a Material Adverse Effect on the Companies.

(ii) the Transferors’ and the Companies’ Fundamental Representations contained in this Agreement shall be true and correct in all respects in each case on and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such Fundamental Representations speak expressly as of an earlier date, in which case they shall be true and correct in all respects as of such earlier date).

(b) Performance of Covenants. The Transferors shall have performed in all material respects all of the covenants and agreements that are required by this Agreement to be performed by the Transferors at or prior to the Closing.

(c) No Material Adverse Effect. Since the date hereof, no Material Adverse Effect shall have occurred.

(d) Related Party Transactions. All Related Party Transactions shall be terminated and the necessary releases shall be secured by the Transferors (in form and substance reasonably satisfactory to Transferee) at or prior to the Closing.

(e) No Termination of any Franchise Agreement. Between the date of this Agreement and the Closing Date, Franchisor shall not have terminated any Franchise Agreement or permitted closure of any Pokémoto® restaurant.

(f) Closing Certificate. The Transferors shall have executed and delivered to Transferee a certificate dated the Closing Date certifying to the satisfaction of the conditions set forth in Section 6.3(a), Section 6.3(b), Section 6.3(c), Section 6.3(d) and Section 6.3(e).

(g) Closing Deliverables. Transferee shall have received the deliveries required pursuant to Section 2.3(b).

Section 6.4 Frustration of Closing Conditions. No Party may rely, whether as a basis for not consummating the transactions contemplated by this Agreement or terminating this Agreement or otherwise, on the failure of any condition set forth in this ARTICLE VI to be satisfied if such failure results from or was caused by such Party’s breach of this Agreement.

Article VII

SURVIVAL AND INDEMNIFICATION

Section 7.1 Survival. The right to assert a claim with respect to any inaccuracy or breach of the representations and warranties of the Parties hereto contained in this Agreement (and each such representation and warranty) shall survive the Closing until the first anniversary of the Closing Date, after which no claim may be made or suit instituted seeking indemnification pursuant to this Section 7.1 for any inaccuracy or breach of any such representation or warranty; provided that, the right to assert a claim with respect any inaccuracy or breach of (i) Section 3.25 shall survive until the four and a half (4.5) year anniversary of the Closing Date, and (ii) the Fundamental Representations (and each Fundamental Representation) shall survive the Closing until the six (6) year anniversary of the Closing Date; provided, further, that the right to assert any claim based on Fraud (and any representations and warranties breached and rendered materially inaccurate by reason of such Fraud) shall survive the Closing and not be subject to the foregoing time limitations. The right to assert a claim with respect to any non-fulfillment or breach of the covenants and agreements contained in this Agreement (and each such covenant and agreement) shall survive the Closing in accordance with their respective terms (including the survival periods set forth above), after which no claim may be made or suit instituted seeking indemnification pursuant to this Section 7.1 for any non-fulfillment or breach of any such covenant or agreement. Notwithstanding the foregoing, the right to make a claim or institute a suit seeking indemnification pursuant to this ARTICLE VII with respect to any inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement contained in this Agreement (and such representation, warranty, covenant or agreement) shall survive the time at which its survival would otherwise terminate pursuant to this Section 7.1, if written notice of such claim shall have been given to the party against whom such indemnity may be sought prior to such time, and such right (and such representation, warranty, covenant or agreement) shall survive and continue in effect solely with respect to such claim until such claim shall have been finally resolved or settled.

Section 7.2 Indemnification.

(a) From and after the Closing Date, the Transferors shall indemnify and hold harmless the Transferee Indemnified Parties from and against any all costs, expenses, losses, damages, fines, penalties, actions, claims or liabilities (including, without limitation, reasonable attorneys’ fees, arbitrators’ fees, expert witness fees, costs of investigation and proof of facts and other costs of litigation or arbitration, whether or not such litigation or arbitration is commenced) (collectively “damages”) of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise asserted by third parties (collectively, “Claims”) incurred by any Transferee Indemnified Parties and arising directly or indirectly from, with respect to or in connection with:

(i) breach of any representation and warranty made by Transferors and the Companies in ARTICLE III of this Agreement, including as if made as of the Closing;

(ii) breach of any covenant or agreement set forth in this Agreement by the Transferors and the Companies prior to the Closing and any breach of any covenant or agreement set forth in this Agreement to be performed after the Closing by any Transferor;

(iii) all Claims arising from Liabilities incurred by any of the Companies prior to the Closing Date (but excluding Liabilities for (i) Indebtedness under Paycheck Protection Program Loans obtained by the Companies prior to the Closing Date to the extent the proceeds thereof were used for forgivable expenses, (ii) accounts payable and accrued payroll expense outstanding on the Closing Date, and (iii) arising or accruing on or after the Closing Date under any of the Leases, Franchise Agreements or other Contracts); and/or

(iv) any Tax imposed on or relating to any Company (A) with respect to any Pre-Closing Period, and (B) caused or related to the transactions contemplated by this Agreement.

(b) From and after the Closing Date, Transferee and the Companies hereby jointly and severally agree to hold each of the Transferor Indemnified Parties harmless from any and all Claims incurred by them arising directly or indirectly from, with respect to or in connection with:

(i) breach of any representation and warranty made by Transferee in ARTICLE III of this Agreement, including as if made as of the Closing;

(ii) breach of any covenant or agreement by Transferee prior to the Closing and any breach of any covenant or agreement to be performed after the Closing by Transferee or any Company.

(iii) any Liability arising under any Support Obligations; and/or

(iv) any Tax imposed on or relating to any Company with respect to any Post-Closing Period.

Section 7.3 Procedures.

(a) The Party seeking indemnification under ARTICLE VIII (the “Indemnified Party”) agrees to give prompt notice of its Claim to the party against whom indemnity is sought (the “Indemnifying Party”), stating in reasonable detail the nature of the inaccuracy or breach or other claim (including identification of the provisions of this Agreement alleged to have been breached or inaccurate or under which a claim is being made), and shall provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party or to the extent the survival periods stated herein have lapsed.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party at its expense, and, subject to the limitations set forth in this Section 7.3, shall be entitled to control and appoint lead counsel for such defense, in each case at its expense; provided that the Indemnifying Party shall not be entitled to control any Third Party Claim (i) that involves injunctive relief or criminal liability; or (ii) that could have a material impact on the Companies’ future business or prospects.

(c) If the Indemnifying Party shall assume the control of the defense of any Claim in accordance with the provisions of this Section 7.3, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in the defense of such Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party

(d) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 7.4 Limitations.

(a) Subject to the limitations set forth in Section 7.4(b) below, each Seller shall be responsible for his or her Pro Rata Share of damages for which Sellers are required to provide indemnification pursuant to Section 7.2(a); provided, however, that if the inaccuracy or breach of a representation or warranty relates solely and specifically to a particular Seller, or if a particular Seller alone breaches a covenant or agreement, then only such Seller shall bear responsibility for providing indemnification pursuant to Section 7.2(a). Each Seller’s “Pro Rata Share” shall mean, as to each of the Companies, such Seller’s share as indicated on Exhibit D hereto.

(b) The maximum liability of each Seller for damages indemnified under Section 7.2(a)(i) shall, with respect to any breach of a representation or warranty relating to a particular Company, equal such Seller’s Pro Rata Share of the damages arising therefrom not to exceed the amount as shown on Exhibit D. In no event shall a Seller incur liability for indemnification under Section 7.2(a) for an amount in excess of such Seller’s Pro Rata Share of the aggregate Exchange Consideration.

(c) Except in the case of damages awarded to a third party in a Claim for which a Party is required to provide indemnification under Section 7.2, no Indemnifying Party shall be responsible or liable under Section 7.2 for any damages that are consequential, indirect, special or punitive.

Section 7.5 Exclusive Remedy. Except as otherwise provided in this Agreement and except in the case of Fraud, from and after the Closing, Section 7.2 shall provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of or relating to this Agreement or the transactions contemplated hereby. The Parties hereto hereby acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. From and after the Closing, except for Fraud, no Indemnified Party may avoid the limitations on liability set forth in this Article VII by seeking damages for breach of Contract, tort or pursuant to any other theory of liability; provided, however, that notwithstanding the foregoing, nothing in this Section 7.5 shall limit any party’s right to seek and obtain any equitable relief to which such party may be entitled pursuant to Section 8.11.

Section 7.6 Consideration Adjustment. To the extent consistent with Applicable Law, any amount paid under ARTICLE VII shall be treated as an adjustment to the Exchange Consideration for Tax purposes.

Article VIII
MISCELLANEOUS

Section 8.1 Notices. All notices, requests and other communications to any Party hereunder (a) shall be in writing; (b) shall be deemed to have been duly given (i) on the date of delivery if delivered personally or by electronic mail (“e-mail”) transmission, provided that the receiving party delivers written confirmation of receipt of such e-mail transmission (excluding automated replies), (ii) on the third (3rd) Business Day after being deposited in the United States mail if sent by registered or certified mail, postage prepaid, return receipt requested or (iii) on the first (1st) Business Day after being deposited with a reputable overnight courier service; and (c) shall be addressed to each Party at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.1):

If to the Transferors, to:	If to Transferee, to:

Dennis Bok	Muscle Maker, Inc.
PO Box 35	240 W Galveston St #1565
Marlborough, CT 06447	League City, TX 77574, USA
E-mail: Dennis.Bok@gmail.com	Attention: CEO
E-mail: Michael.Roper@musclemakergrill.com

William Bok
147 Pork
Irvine, CA 92618

Thienson Nguyen Gladys Longwa
21 Traditions Blvd
Southbury, CT 06488

With a copy (which shall not constitute notice) to:	With a copy (which shall not constitute notice) to:

Cohn Birnbaum & Shea, P.C.	Cheng Cohen LLC
100 Pearl Street, 12th Floor	363 W Erie Street, Suite 500
Hartford, CT 06103	Chicago, Illinois, 60654
Attention: Michael F. Mulpeter, Esq.	Attention:Michael R. Daigle
E-mail: mmulpeter@cbshealaw.com	E-mail: Michael.daigle@chengcohen.com

Section 8.2 Expenses. Except as otherwise expressly set forth herein, each Party shall be responsible for and shall pay all of its own costs and expenses (including the fees and expenses of its attorneys, accountants, investment bankers and other advisors) incurred in connection with this Agreement and the transactions contemplated hereby, whether or not the Closing occurs.

Section 8.3 Counterparts. This Agreement and the Ancillary Agreements may be executed and delivered (including by facsimile, “portable document format” or other electronic transmission) in any number of counterparts, each of which shall be deemed to be an original instrument, and all of which together shall constitute one and the same agreement. For purposes of this Agreement, facsimile or “portable document format” signatures shall be deemed originals.

Section 8.4 Amendments and Waivers. This Agreement may not be amended or waived except by an instrument in writing signed, in the case of an amendment, by each Party or, in the case of a waiver, by the Party against whom such waiver is to be effective. No course of conduct or failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.5 Severability. Each term, provision, covenant or restriction of this Agreement is severable. If any term, provision, covenant or restriction of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction or other Governmental Authority, such term, provision, covenant or restriction shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding anything contained herein to the contrary, under no circumstance shall the obligation of the Transferors to deliver the Interests be enforceable absent enforceability of the obligation of Transferee to pay the Purchase Price as provided in Section 2.2, and vice versa.

Section 8.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations of any Party may be assigned by such Party, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void. Notwithstanding the foregoing, Transferee may assign any or all of its rights or interests under this Agreement and the Ancillary Agreements to one or more of its wholly owned Affiliates, provided that no such assignment shall relieve Transferee from any of its obligations hereunder and Transferee, and after the Closing the Companies, may assign their rights hereunder to its lenders as collateral security for the obligations under its secured debt financing arrangements. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 8.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any third party other than the Parties and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement.

Section 8.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Connecticut, without giving effect to any choice or conflict of law provision or rule that would cause the law of any other jurisdiction to apply.

Section 8.9 Jurisdiction. Subject to Section 8.11, each of the Parties irrevocably and unconditionally (a) agrees that any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, whether based in contract, tort or any other legal theory, shall be brought exclusively in the state or federal court within the State of Connecticut (and in the appropriate appellate courts therefrom) (collectively, the “Chosen Courts”); (b) consents and submits to the exclusive personal jurisdiction and venue of the Chosen Courts in any such action, suit or proceeding; (c) waives, to the fullest extent permitted by Applicable Law, and agrees not to assert, any claim, defense or objection to the venue of the Chosen Courts (whether on the basis of forum non conveniens or otherwise); (d) agrees that it will not attempt the removal or transfer of any such action, suit or proceeding to any court other than the Chosen Courts; and (e) consents to service of process on such Party in any such action, suit or proceeding in the manner provided in Section 8.1 (provided that nothing in this clause (e) shall affect the right of any Party to serve legal process in any other manner permitted by Applicable Law).

Section 8.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, ACCORDINGLY, EACH OF THE PARTIES HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.11 Specific Performance. Each Party agrees that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or otherwise were breached. Accordingly, each Party shall be entitled, in addition to all other rights and remedies that it may have at law or in equity, to seek injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction and a final injunction) to prevent any breach or threatened breach of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of posting a bond or other security or of proving actual damages. In furtherance of the foregoing, the Parties agree that they will not oppose the granting of an injunction, specific performance or other equitable relief as provided herein on the basis that any other Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

Section 8.12 Disclosure Schedules. The Disclosure Schedules have been arranged in separately titled sections and subsections corresponding to the sections and subsections of this Agreement. However, the Parties agree that any information or matter disclosed in one section or subsection of the Disclosure Schedules shall be deemed to be disclosed to Transferee for all purposes of this Agreement and shall be deemed to be disclosed for each other section or subsection thereof, notwithstanding the omission of a cross reference thereto, if the relevance of such disclosure to the other sections or subsections is reasonably apparent on the face of such disclosure. The information contained in this Agreement and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Applicable Law or any breach of any Contract). In no event shall the listing of any item or matter in any section or subsection of the Disclosure Schedules be deemed or interpreted to broaden or otherwise amplify the representations, warranties, covenants or agreements contained in this Agreement.

Section 8.13 No Recourse. All claims or causes of action (whether in contract or in tort, at law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be made only against (and are those solely of) the Persons that are expressly identified as Parties in the preamble to this Agreement and only with respect to the specific obligations undertaken by a Contracting Party as set forth herein. No Person that is not a Contracting Party, including any Recourse Related Party, shall have any liability (whether in contract or in tort, at law or in equity, or based upon any theory that seeks to impose any damages of an entity party against its owners or Affiliates) for any damages arising out of, relating to or in connection with this Agreement or for any claim based on, in respect of or by reason of this Agreement or its negotiation, execution, performance, non-performance, interpretation, termination or enforcement, or any of the transactions contemplated hereby. To the maximum extent permitted by Applicable Law, each Contracting Party hereby waives and releases all damages, claims, causes of action and obligations against any Person that is not a Contracting Party, including such other Party’s Recourse Related Parties, except with respect to Fraud by such Recourse Related Party in connection with this Agreement and the documents and transactions contemplated hereby.

Section 8.14 No Admission. Nothing herein shall be deemed an admission by Transferee, the Transferors or the Companies in any Action.

Section 8.15 Entire Agreement. This Agreement (including the Exhibits and Disclosure Schedules), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement and understanding, and supersede any and all prior and/or contemporaneous agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Party has duly executed and delivered this Agreement to be effective as of the date first written above.

TRANSFERORS:

/s/ Thienson Nguyen
Thienson Nguyen, an individual

/s/ Dennis Bok
Dennis Bok, an individual

/s/ William Bok
William Bok, an individual

/s/ Gladys Longwa
Gladys Longwa, an individual

[Signature Page to Membership Interest Exchange Agreement]

IN WITNESS WHEREOF, each Party has duly executed and delivered this Agreement to be effective as of the date first written above.

TRANSFEREE:	MUSCLE MAKER, INC., a Nevada corporation

	By:	/s/ Michael Roper
	Name:	Michael Roper
	Title:	Chief Executive Officer & Secretary

[Signature Page to Membership Interest Exchange Agreement]

JOINDER BY THE COMPANIES

IN WITNESS WHEREOF, the Companies have duly executed and delivered this Agreement to be effective as of the date first written above in order to be bound the covenants undertaken by the Companies under ARTICLE V hereto.

COMPANIES:	Poke Co Holdings LLC
GLL Enterprises LLC
TNB Holdings II, LLC, each a Connecticut limited liability company

	By:	/s/ Thienson Nguyen
	Name:	Thienson Nguyen
	Their:	Authorized Representative

[Signature Page to Membership Interest Exchange Agreement]

DISCLOSURE SECTIONS

TO

MEMBERSHIP INTEREST EXCHANGE AGREEMENT

Poke Co Holdings LLC, GLL Enterprises, LLC,

and TNB Holdings II, LLC

Section 1.1(a) – Permitted Liens

Section 3.3(a)(iii) – Required Consents (Contracts)

Section 3.3(b) – Required Consents (Government)

Section 3.4(a) – List of Jurisdictions in which Companies Formed

Section 3.4(b) – Capitalization

Section 3.5(a) - Financial Statements

Section 3.6 - Liabilities

Section 3.7 – Operations; Material Changes

Section 3.8(a) – Material Contracts

Section 3.9 – Legal Proceedings

Section 3.10 – Violation of Applicable Laws

Section 3.11 – Material Licenses

Section 3.13 – Real Estate and Leased Properties

Section 3.14(a) – Intellectual Property

Section 3.15(u) – CARES Act

Section 3.16 – Indebtedness

Section 3.17(a) – Employee Information

Section 3.17(k) – Employment Litigation

Section 3.17(m) – Employee Injuries

Section 3.18(a) – Employee Plans

Section 3.18(e) - ERISA Matters

Section 3.20 – Insurance

Section 3.21 – Top Suppliers

Section 3.22 – Related Party Transactions

Section 3.23 – Bank Accounts

Section 3.25(b) – List of Franchise Agreements

Section 3.25(c) – Company-Owner Restaurants

Section 3.25(f) – Forms of Franchise Disclosure Document

Section 3.25(i) – Franchisee-Related Litigation

Section 3.25(k) – Franchise Brokers

Section 3.25(n) – Vendor Rebates

Section 3.25(p) – Multi-Unit Operating Agreements; Development Agent Agreements

Section 4.6(c) – Transferee Capitalization

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